EXHIBIT 2.1
PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 12, 2003, by and among (i) Value Added Bakery Holding Company, a Delaware corporation (the “Company”), (ii) each of the Persons identified as a “Seller” on Exhibit A attached hereto (the “Sellers”), (iii) the holders of preferred stock of the Company identified on Exhibit B attached hereto (the “Preferred Holders”), (iv) RH Financial Corporation, a Nevada corporation (“Buyer”) and, solely with respect to Section 13.15 hereof, Ralcorp Holdings, Inc., a Missouri corporation (“Ralcorp”). The Company, the Sellers and the Buyer are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
A.    The Company is in the business of developing, manufacturing and marketing signature frozen bakery products to companies in the foodservice and retail and club channels (the “Business”).

B.    The Preferred Holders collectively own all of the issued and outstanding shares of preferred stock of the Company.

C.    The Preferred Holders and Sellers desire that all of the issued and outstanding shares of preferred stock of the Company be redeemed upon the terms and subject to the conditions contained in this Agreement.

D.    The Sellers own all of the issued and outstanding shares of common stock (the “Stock”) of the Company and all of the issued and outstanding Options (defined herein) to purchase shares of common stock of the Company.

E.    The Sellers desire to sell, and Buyer desires to purchase, all of the Stock, including all of the shares of common stock of the Company to be issued upon exercise of the Options, on the terms and conditions set forth herein.

F.    The consummation of the transactions contemplated by this Agreement will directly and materially benefit Ralcorp.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties and Ralcorp hereby agree as follows:
1. DEFINITIONS

“Adverse Consequences” means all damages, dues, penalties, diminution of value, actions, suits, complaints, obligations, liens, fees, fines, costs, losses, expenses and reasonable attorneys’ fees.

“Affiliate” means, with respect to any particular Person, any Person controlling, controlled by or under common control with such Person, whether by ownership or control of voting securities, by contract or otherwise, or any partner, director, manager or executive officer of such Person.

“Available Cash” means all Cash held by the Company and/or its Subsidiaries as of 11:59 p.m. (Central Standard Time) on the Closing Date.

“Cash” means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP plus (without duplication) the aggregate exercise price paid or deemed paid pursuant to Section 2.4 upon the exercise of the Options.

“Change of Control Contract Persons” means those persons listed on Schedule 13.14 .

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidential Information” means any nonpublic information concerning the businesses and affairs of the Company and/or its Subsidiaries other than any such information that (i) is generally available to or known by the public immediately prior to the time of disclosure (except through the actions or inactions of the Person to whom disclosure has been made, or any of such Person’s Affiliates, advisors or representatives) or (ii) has been acquired or developed independently from the Company or its Affiliates, advisors or representatives.

“Encumbrance” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, option, right or restriction, other than (a) mechanic’s, materialmen’s, and similar liens for amounts not yet due and payable, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements that have been disclosed pursuant hereto to the extent required to be disclosed, (d) other liens and encumbrances not incurred in connection with the borrowing of money, that do not materially and adversely affect the occupancy, use and value of the affected assets, (e) zoning laws and other land use restrictions that, except as set forth on Schedule 4.8 , do not materially impair the present use of or presently planned expansion of the property subject thereto, (f) in the case of real property, any defects, easements, rights of way, restrictions, covenants, claims, or other similar encumbrances or charges that do not have a material adverse effect on the use, value, possession or marketability of such real property, and (g) in the case of the Stock, restrictions arising under applicable securities laws.

“Environmental Laws” means all presently existing laws, statutes, or regulations pertaining to Hazardous Materials, pollution and protection of the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Solid Waste Disposal Act, the Federal Water Pollution Control Act, the Clean Water Act, the Clean Air Act, and the Toxic Substances Control Act, each as amended.

“Escrow Agreement” means the Escrow Agreement in the form of Exhibit D hereto.

“Escrow Agent” means the Escrow Agent under the Escrow Agreement.

“Escrow Funds” means twelve million dollars ($12,000,000) deposited into escrow under the Escrow Agreement at Closing.

“Exhibits” means the exhibits which are attached to this Agreement and are incorporated by reference herein.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied consistently with the principles used in preparing the Financial Statements (as defined in Section 4.5 below) for the Most Recent Fiscal Year End (as defined in Section 4.5 below).

“Hazardous Material” means any substance, whether solid, liquid or gaseous in nature which is or becomes defined as a  hazardous waste”, a “hazardous substance”, a “pollutant” or a “contaminant” under the Environmental Laws; petroleum products and the constituents, synthetic substitutes and fractions thereof and asbestos and polychlorinated biphenyls (“PCB”).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means the aggregate amount (including the current portions thereof) of (i) indebtedness for money borrowed from others, purchase money obligations and capitalized lease obligations of the Company and its Subsidiaries, (ii) indebtedness of the type described in subsection (i) above (x) guaranteed, directly or indirectly, in any manner by the Company or its Subsidiaries, but excluding endorsements of checks and other instruments in the Ordinary Course of Business or (y) which the Company or any subsidiary has granted a lien on any of their assets or properties, (iii) interest expense accrued but unpaid on or relating to any of such indebtedness, (iv) prepayment penalties and premiums relating to any of such indebtedness, and (v) trade payables (other than trade payables for which none of the Company and its Subsidiaries has been invoiced and trade payables that either the Company or any of its Subsidiaries is contesting in good faith), the payment of which are more than thirty (30) days past due.

“Knowledge of the Company”, or any similar phrases, shall mean the actual knowledge of the following persons: David L. Beré, James G. Wojciechowski, John Bischoff, and Steve England or the knowledge that could be reasonably expected to be possessed or discovered as the result of inquiring about the existence of such facts or circumstances of the following people: (1) the individuals holding the following positions (or their equivalent positions) at each of the Company’s facilities: plant controller, plant manager, and plant human resources manager and (2) solely with respect to the representations and warranties set forth in Section 4.5 of this Agreement regarding BCI (as defined in Section 4.5 hereof), the partner in charge of the Company’s and its Subsidiaries’ accounts at the Company’s and its Subsidiaries’ independent accountants. The “Knowledge of the Company”, or any similar phrases, shall also mean the actual knowledge of Tim Nolan with respect to, and solely with respect to, Section 4.5 of this Agreement and the actual knowledge of R. William Lauzon and Herbert S. Bowden with respect to, and solely with respect to, Section 4.25 of this Agreement.

“Material Adverse Effect” means a material adverse effect or impact upon the assets, financial condition, results of operations, or business of the Company and its Subsidiaries taken as a whole or on the ability of the Company or the Sellers and the Preferred Holders, as a group, to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any failure by the Company and/or any of its Subsidiaries to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; or (b) any adverse change, effect, event, occurrence, state of facts or development attributable to, resulting from, or relating to (i) the announcement or pendency of the transactions contemplated by this Agreement; (ii) conditions affecting the industry in which the Company and its Subsidiaries participates, the U.S. economy as a whole or the capital markets in general or the markets in which the Company and its Subsidiaries operate; (iii) compliance with the terms of, or the taking of any action required by, this Agreement; (iv) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof; (v) actions required to be taken after the Closing under applicable laws, rules, regulations, contracts or agreements; or (vi) acts of terrorism or military action or the threat thereof.

“Net Assets” means (i) the total assets of the Company and its Subsidiaries (excluding Cash (not as defined herein but as shown on Schedule 1), Investment in Bakery Chef (as shown on Schedule 1) and Other Assets (as shown on Schedule 1)) as of the Closing Date as reported by the Company using accounting policies and procedures consistent with those in place prior to the Closing Date and determined in accordance with GAAP, minus total liabilities (excluding the Outstanding Indebtedness, Deferred Tax Liability (as shown on Schedule 1) and Dividends Payable (as shown on Schedule 1)) as of the Closing Date as reported by the Company and its Subsidiaries using accounting policies and procedures consistent with those in place prior to the Closing Date and, other than the inclusion of current maturities in Indebtedness, determined in accordance with GAAP. Attached as Schedule 1 is a sample calculation of Net Assets.

“Options” means, as of the date hereof, the aggregate amount of unexercised stock options to purchase shares of common stock, as more fully set forth on Exhibit C hereto.

“Ordinary Course of Business” means the ordinary course of business of the Company and its Subsidiaries consistent with past custom and practice.

“Person” means any individual, trust, corporation, partnership, limited partnership, limited liability company or other business association or entity, court, governmental body or governmental agency.

“Pro Rata Portion” means, with respect to each Seller, that percentage of the total Stock owned by such Seller as of the Closing.

“Schedules” means the schedules which are attached to this Agreement and are incorporated by reference herein.

“Seller Representative” shall have the meaning given such term in Section 10.1 hereof.

“Subsidiary” means any corporation, limited liability company, limited partnership, partnership, trust or other entity with respect to which another person has the power, directly or indirectly through one or more intermediaries, to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or management committee or similar governing body.

“Tax” or “Taxes” means any United States or foreign, state or local income, gross receipts, sales, licenses, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, use, transfer, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Amounts” means fifty percent (50%) of all amounts (after giving effect to any related Tax benefit realized by the Company and/or its Subsidiaries, assuming an effective tax rate of forty percent (40%), in connection therewith) which become due and owing to the relevant BCI employee(s) under any of those certain Change in Control Severance Agreements set forth on Schedule 4.10(a)(i) during the one year period from the Closing to the first anniversary of the Closing as a result of such employee(s) terminating his (their) employment with BCI for Good Reason (as defined in the Change in Control Severance Agreements) or the Company terminating the employee’s(s’) employment without Cause (as defined in the Change in Control Severance Agreements); provided, however, “Termination Amounts” shall not include any other amounts which become due and owing under such Change in Control Severance Agreements or any amounts which become due and owing to David L. Beré under that certain Bakery Chef Inc. Change and Control Severance Agreement by and between BCI and David L. Beré, as amended (the “David L. Beré Severance Agreement”) (such other amounts which become due and owing under such Change in Control Agreements and amounts which become due and owing to David L. Beré under the David L. Beré Severance Agreement being referred to herein as the “Buyer Termination Amounts”).

2. PURCHASE AND SALE

2.1  Purchase and Sale of Stock . Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 2.2 ), (a) Buyer will purchase, and each Seller will sell, transfer and assign to Buyer, the Stock owned by such Seller or, in the case of the Options, to be owned by such Seller upon the exercise thereof, set forth opposite such Seller’s name on Exhibit A , free and clear of all Encumbrances and (b) Buyer shall pay to the Company, by making a capital contribution to the Company, the Redemption Amount (as defined in Section 2.5 ) and the Redemption shall be completed by the Company and the Preferred Holders.

2.2  Closing . The closing of the purchase and sale of the Stock and the other transactions contemplated hereby (the “Closing”) will take place commencing at 9:00 a.m. on December 2, 2003 or as soon as practicable thereafter, at the offices of Sachnoff & Weaver, Ltd., 30 S. Wacker Drive, Suite 2900, Chicago, Illinois 60606, unless another time, date or place is agreed to by the Parties. The date on which the Closing actually occurs is referred to herein as the “Closing Date”. For accounting purposes only, the Closing, and all transactions that occur at the Closing, shall be deemed to have occurred, and be effective, as of 11:59 p.m. (Central Standard Time) on the Closing Date; for all other purposes, the Closing and all transactions that occur at the Closing, shall be deemed to have occurred at the actual time the Closing occurs (Central Standard Time).

2.3  Payment of Purchase Price .

(a)  Subject to the terms and conditions of this Agreement, as consideration for the purchase of the Stock and in consideration for the agreements contained herein, at the Closing, the Buyer shall pay to Sellers an aggregate of Two Hundred Eighty-Seven Million, Five Hundred Thousand Dollars ($287,500,000.00) (the “Enterprise Value”) in cash, plus (i) the net amount of Available Cash (after giving effect to any application of Available Cash to repay the Outstanding Indebtedness pursuant to Section  2.3(a)(ii) below and net of outstanding checks as of 11:59 p.m. (Central Standard Time) on the Closing Date (such Available Cash net of the outstanding checks being referred to as the “ Net Cash Amount ”)), less (ii) to the extent Available Cash is not withheld pursuant to Section 2.3(a)(i) to repay such principal, interest, fees and expenses, such amount as is required to fully repay the principal and interest and any other obligation to pay fees and expenses owing under the terms of any Indebtedness as of the Closing Date (the “Outstanding Indebtedness”), which amount shall be paid by Buyer to the Company pursuant to Section 2.3(c)(i) , less (iii) the Redemption Amount, (the Enterprise Value, plus such Net Cash Amount, less such Outstanding Indebtedness less the Redemption Amount being referred to herein as the “Purchase Price”), subject to adjustment pursuant to the remainder of this Section 2.3 . Schedule 2 hereto sets forth an example of the calculation of the Purchase Price. The Purchase Price shall be allocated among the Sellers in accordance with Exhibit A .

(b)  Adjustment to the Purchase Price . The Purchase Price shall be reduced by the amount, if any, by which Seventy-Eight Million, Two Hundred Fifty-Seven Thousand ($78,257,000) ( the “Targeted Amount”) exceeds the Closing Date Net Assets (as defined below), or increased by the amount, if any, by which the Closing Date Net Assets of the Company exceeds the Targeted Amount (such reduction or increase, the “Net Asset Adjustment”).

(c)  Payment of Purchase Price .

(i)  Subject to adjustment pursuant to this Section 2.3 , at the Closing, the Purchase Price shall be paid or satisfied as follows: the Buyer shall wire the Escrow Funds to the Escrow Agent, the Buyer shall pay to the Sellers the “Estimated Cash Payment” (as hereinafter defined) by wire transfer of immediately available funds to an account or accounts designated by the Sellers by written notice delivered to the Buyer not less than two (2) business days prior to the Closing Date, and the Buyer shall pay to the Company the amount of the Outstanding Indebtedness by wire transfer of immediately available funds to an account or accounts designated by the Company by written notice delivered to the Buyer not less than two (2) business days prior to the Closing Date.

(ii)  For purposes of the Closing, the Seller Representative (on behalf of the Sellers) shall make a good faith estimate of the Net Asset Adjustment (“Estimated Net Asset Adjustment”) and shall notify the Buyer of the amount of such Estimated Net Asset Adjustment not less than one (1) business day prior to the Closing Date. The “Estimated Cash Payment” shall be an amount equal to the Purchase Price plus or minus the Estimated Net Asset Adjustment less the Escrow Funds.

(iii)  After the Closing, the Net Asset Adjustment shall be computed in accordance with the provisions of Section 2.3(d) , and any difference between the Estimated Net Asset Adjustment and the Net Asset Adjustment so computed shall be paid in cash to each Party entitled thereto within five (5) business days following the date on which the Net Asset Schedule (as hereinafter defined) has become final and binding as provided in Section 2.3(d)(i) , plus interest from the Closing Date to the date of payment at a rate of six percent (6%) per annum. The Sellers’ obligation to pay any such difference to Buyer shall be satisfied solely from the Escrow Funds. The obligation of any Seller to pay any such difference to Buyer shall be several and limited to such Seller's Pro Rata Portion of such amount.

(d)  Net Asset Adjustment .

(i)  The Buyer shall cause to be prepared a schedule of Net Assets (the “Net Asset Schedule”). The Buyer shall deliver the Net Asset Schedule to the Seller Representative (on behalf of all the Sellers) within sixty (60) days after the Closing Date. The Seller Representative shall review the Net Asset Schedule and, in connection therewith, the Seller Representative and its accountants shall be entitled to review the Company’s working papers, trial balances and similar materials relating to the Company’s preparation of its balance sheet as of the Closing Date. The Net Asset Schedule shall be deemed final upon the earliest of (i) the date on which the Seller Representative and the Buyer agree that the Net Asset Schedule is final, (ii) if the Seller Representative has not earlier notified the Buyer, in writing, of a dispute in amounts shown on the Net Asset Schedule, the twentieth (20th) day after delivery of the Net Asset Schedule by the Buyer to the Seller Representative, and (iii) the date on which any disputes relating to the Net Asset Schedule are resolved, as described in this Section 2.3 . The Net Assets, determined by reference to the final Net Asset Schedule, is referred to herein as the “Closing Date Net Assets”.

(ii)  Notwithstanding anything to the contrary in this Agreement, any disputes regarding amounts shown in the Net Asset Schedule shall be resolved as set forth in this Section 2.3(d)(ii) .

(A)  In the event that the Seller Representative disputes an amount shown on the Net Asset Schedule initially delivered by the Buyer to the Seller Representative in accordance with Section 2.3(d)(i) , the Seller Representative shall provide timely written notice of each disputed item (each, a “Disputed Item”) to the Buyer (the “Dispute Notice,” and, the date of its delivery, the “Dispute Notice Date”) specifying the amount in dispute (including the Seller Representative’s calculation of the Net Assets) and setting forth, in reasonable detail, the basis for such dispute. Within twenty (20) business days following the Dispute Notice Date, the Disputed Items shall be submitted to Deloitte & Touche (the “Arbiter”) (it being understood that Deloitte & Touche was chosen because of representations made that none of the Buyer, the Company, the Sellers or their respective Affiliates have a material relationship with Deloitte & Touche, and if any such Parties prior to the calculation of the Closing Date Net Assets develops a material relationship with Deloitte & Touche, the Party having such relationship shall promptly notify the other Parties of such relationship and the Seller Representative and the Buyer will select another national accounting firm with which none of such Parties has a material relationship to serve as the Arbiter). Each of the Seller Representative and Buyer shall then submit evidence in support of its position on each Disputed Item.

(B)  Without limiting the generality of the foregoing, the Parties acknowledge that the Purchase Price adjustment contemplated by this Section 2.3 is intended to reflect the difference between Net Assets as shown on the Net Asset Schedule and the Targeted Amount, and the Parties further acknowledge that such difference can only be measured if the calculation of Net Assets is performed in the same way, using the same methods, as of all relevant dates. The scope of the Disputed Items to be resolved by the Arbiter is limited, therefore, to whether the Net Asset Schedule was prepared in accordance with the terms of this Agreement. Upon final resolution of all Disputed Items, the Arbiter shall issue a report showing a calculation of the Closing Date Net Assets.

(C)  The Arbiter shall make its determination of the Disputed Items, and such determination shall be binding and conclusive on the Parties. The Parties shall cooperate fully in assisting the Arbiter in calculating the Disputed Items and shall take such actions as are necessary to expedite and to cause the Arbiter to expedite such calculation. The Arbiter shall act as an expert and not as an arbitrator.

(D)  The Buyer shall bear a percentage of the fees and expenses of the Arbiter that equals (i) the difference between the Buyer’s calculation of Net Assets delivered pursuant to Section 2.3(d)(i) and the Arbiter’s calculation of Closing Date Net Assets divided by (ii) the total difference between the Buyer’s calculation of Net Assets delivered pursuant to Section 2.3(d)(i) and the Sellers’ calculation of Net Assets delivered pursuant to Section 2.3(d)(ii)(A) .

(E)  The Sellers shall bear a percentage of the fees and expenses of the Arbiter that equals (i) the difference between Sellers’ calculation of Net Assets delivered pursuant to Section 2.3(d)(ii)(A) and the Arbiter’s calculation of Net Assets divided by (ii) the total difference between the Sellers’ calculation of Net Assets delivered pursuant to Section 2.3(d)(ii)(A) and the Buyer’s calculation of Net Assets delivered pursuant to Section 2.3(d)(i) . The Sellers’ obligation to pay such amount shall be satisfied solely from the Escrow Funds. The obligation of any Seller to pay such amount shall be several and limited to such Seller's Pro Rata Portion of such amount.

2.4  Options . Each holder of Options agrees (a) to exercise his or her Options at the Closing, (b) to deliver to the Company (not less than two (2) business days prior to the Closing Date) an executed notice of such exercise, and (c) to deliver (not less than two (2) business days prior to the Closing Date) a written direction to the Buyer to deduct from the portion of the Estimated Cash Payment otherwise payable to such Seller hereunder an amount equal to the applicable exercise price (plus the amount of any required Federal, state or local withholding Taxes payable by the Company with respect to such exercise) and to pay such amount to the Company.

2.5  Redemption of Preferred Stock .

(a)  As a condition to the Closing and in accordance with Section 2.1 , the Sellers shall cause the Company to redeem (the “Redemption”) all of the Company’s issued and outstanding shares of Series A Redeemable Preferred Stock, $0.01 par value (the “Preferred Stock”). All of the foregoing issued and outstanding shares of Preferred Stock are collectively referred to as the “Preferred Shares”, and each a “Preferred Share”.

(b)  Upon presentment to the Buyer at Closing of certificates or lost share affidavits with appropriate indemnities representing the redeemed shares of Preferred Stock, the Buyer shall pay to the Company, by making a capital contribution to the Company, an amount equal to the sum of (i) $10.00 per Preferred Share plus (ii) the aggregate amount of all accrued and unpaid dividends owed with respect to each such Preferred Share as of the Closing Date, in full payment for the Redemption (the aggregate amount payable by the Buyer pursuant to this Section 2.5(b) being referred to herein as the “Redemption Amount”).

(c)  Each of the Preferred Holders hereby waives any notice of the Redemption that may be required under the Company’s Restated Certificate of Incorporation in connection with the Redemption. Each Preferred Holder hereby agrees to deliver to the Company or counsel to the Company the certificates (or lost share affidavits) referred to in Section 2.5(b) at least three business days prior to the Closing.

3. CONDITIONS TO CLOSING

3.1  Conditions to Buyer’s Obligations . The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a)  Representations and Warranties . The representations and warranties set forth in Section 4 and Section 5 (other than those representations and warranties that address matters as of particular dates) shall (without giving effect to any “materiality” or “Material Adverse Effect” qualification or exception contained therein) be true and correct at and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, except where the failure of such representation and warranties to be so true and correct would not, in the aggregate, have a Material Adverse Effect;

(b)  Performance of Covenants and Agreements . The Company, the Sellers and the Preferred Holders shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c)  HSR Act . The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

(d)  Actions and Proceedings . No action or proceeding before any court or government body shall be pending wherein an unfavorable judgment, decree or order could be reasonably expected to (i) prevent or materially delay the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transaction to be rescinded, or (ii) have a Material Adverse Effect;

(e)  Closing Deliverables . The Company or the Seller Representative (on behalf of the Sellers and, to the extent applicable, the Preferred Holders), as applicable, shall have delivered to Buyer each of the following:

(i)  a certificate of the Company in the form set forth in Exhibit E , dated the Closing Date, stating that the conditions specified in subsections (a) and (b), as they relate to the Company, have been satisfied;

(ii)  a certificate of the Seller Representative (on behalf of the Sellers and the Preferred Holders) in the form of Exhibit F , dated the Closing Date, stating that the conditions specified in subsections (a) and (b), as they relate to the Sellers and the Preferred Holders, have been satisfied;

(iii)  evidence of the governmental consents described in subsection (c);

(iv)  to the extent evidenced by certificates, the certificates (or lost share affidavits) representing the Stock, as indicated on Exhibit A , and the certificates (or lost share affidavits) representing the Preferred Stock, as indicated on Exhibit B ;

(v)  the Escrow Agreement, duly executed by the Sellers;

(vi)  all minute books, stock books, ledgers and registers, if any, and other records relating to the organization, ownership and maintenance of the Company and its Subsidiaries, if not already located on the premises of the Company or its Subsidiaries;

(vii)  resignations effective as of the Closing Date from such officers and directors of the Company and/or its Subsidiaries as Buyer shall have requested in writing and delivered to the Company not less than five (5) days prior to the Closing Date;

(viii)  a copy of the certificate of incorporation of the Company, certified by the Secretary of State of Delaware and a certificate of good standing from Delaware and each jurisdiction in which the Company is duly qualified to transact business, in each case, dated within fifteen (15) days of the Closing Date;

(ix)  a copy of the certificate of incorporation or equivalent document for each of the Subsidiaries of the Company, certified by the state of each such Subsidiary’s formation, and a certificate of good standing from each such Subsidiary’s state of formation and each jurisdiction in which such Subsidiary is duly qualified to transact business, in each case, dated within fifteen days of the Closing Date;

(x)  certified copies of the resolutions duly adopted by the Company’s directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(xi)  a certificate (the “Certificate of Indebtedness and Available Cash”) certifying (A) the amount of Outstanding Indebtedness of the Company as of the Closing Date, and (B) the Company's estimate of the Available Cash as of the Closing Date;

(xii)  a commitment for insurance from a title company reasonably acceptable to Buyer committing to insure, free of all Encumbrances, the Company’s or its Subsidiaries’ interest in its owned real estate listed on Schedule 4.8(b) (collectively, the “Title Policies”);

(xiii)  releases of all Encumbrances associated with the Company’s Indebtedness or an agreement to so release such Encumbrances upon payment of such Indebtedness; and

(xiv)  An opinion of Sachnoff & Weaver, Ltd., counsel to the Company and Wind Point Partners III, L.P., in the form attached hereto as Exhibit G .

(xv)  Releases executed by each Seller substantially in the form attached hereto as Exhibit H .

(f)  The Company shall have terminated those contracts, agreements, arrangements and leases listed on Schedule 3.1(f) .

(g)  Each of the Sellers shall have executed this Agreement or otherwise agreed, in writing, to be bound by this Agreement as if an original signatory hereto and each of the institutional Sellers shall have delivered to the Buyer a certificate as to the incumbency of each person executing and delivering this Agreement (and the other agreements and certificates to be executed and delivered by such institutional Seller in connection with the transactions contemplated hereby) on behalf of such institutional Seller.

Notwithstanding anything to the contrary herein, the Buyer shall bear all of the costs and expenses incurred in connection with, or otherwise relating to, the delivery of the items set forth in Sections 3.1(e)(xii) and 3.1(e)(xiii) above (collectively, the “Real Estate Deliverables Costs”).

If the Closing occurs, all closing conditions set forth in this Section 3.1 which have not been fully satisfied as of the Closing shall be deemed to have been fully waived by Buyer.

3.2  Conditions to the Company’s and the Sellers’ and the Preferred Holders’ Obligations . The obligations of the Company, the Sellers and the Preferred Holders to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

(a)  Representations and Warranties . The representations and warranties set forth in Section 6 (other than those representations and warranties that address matters as of particular dates) shall be true and correct at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, except where the failure of such representations and warranties to be so true and correct would not, in the aggregate, have a material adverse effect on the Company, any Seller or any Preferred Holder or on the ability of the Buyer to consummate the transactions contemplated hereby ;

(b)  Performance of Covenants and Agreements . Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)  HSR Act . The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

(d)  Actions and Proceedings . No action or proceeding before any court or government body shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded; and

(e)  Closing Deliverables . The Buyer shall have delivered to the Company and the Sellers each of the following:

(i)  to the Sellers, the Estimated Cash Payment (less the Escrow Funds), by wire transfer of immediately available funds;

(ii)  to the Escrow Agent, the Escrow Funds;

(iii)  to the Company, the Redemption Amount;

(iv)  to Sellers, the Escrow Agreement, duly executed by the Buyer;

(v)  to the Company, certified copies of the resolutions duly adopted by Buyer’s board of directors (or its equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(vi)  to the Company, evidence of the governmental consents described in subsection (c);

(vii)  to the Company, a copy of the certificate of incorporation or equivalent document for the Buyer, certified by the state of Buyer’s formation, and a certificate of good standing from each jurisdiction in which Buyer is duly qualified to transact business, in each case, dated within fifteen days of the Closing Date;

(viii)  to the Company, cash by wire transfer in immediately available funds to accounts designated by the Company in an amount sufficient to repay the Outstanding Indebtedness evidenced on the Certificate of Indebtedness and Available Cash;

(ix)  to the Company, a certificate in the form set forth as Exhibit I , dated the Closing Date, stating that the conditions specified in subsections (a) and (b) have been satisfied; and

(x)  an opinion of Charles G. Huber, Jr., Buyer's General Counsel, in the form attached hereto as Exhibit J .

If the Closing occurs, all closing conditions set forth in this Section 3.2 which have not been fully satisfied as of the Closing shall be deemed to have been fully waived by the Company and the Sellers and the Preferred Holders.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Buyer that:

4.1  Organization, Qualification and Authority

(a)  The Company . The Company is a corporation duly formed and validly existing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to carry on the business in which it is presently engaged and to own and use the properties and assets presently owned and used by it, and to perform all its obligations under Applicable Contracts. True and correct copies of the Company's and its Subsidiaries' certificates of incorporation and bylaws, as amended to date, have been made available to the Buyer. The Company is qualified to conduct business and is in good standing or is active, as the case may be, under the laws of each jurisdiction wherein the nature of its business or its ownership of property requires it to be so qualified, except where the failure to be so qualified could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Schedule 4.1 lists all jurisdictions in which the Company is qualified to do business. The Company is a holding company created for the sole purpose of owning its Subsidiaries and, during its existence, its operations have been restricted to owning the stock of its Subsidiaries. Throughout the Company’s existence the only assets (real, personal, tangible and intangible) it has owned or leased are cash, interest income and the shares of stock of its Subsidiaries. The Company is not, and never has been, a party to a contract other than those set forth on Schedule 4.1 .

(b)  Subsidiaries . Except as set forth in Schedule 4.1 , neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, membership interest, partnership interest, joint venture interest or other equity ownership interest in any other Person. Each Subsidiary is either wholly owned by the Company or a Subsidiary as indicated in Schedule 4.1 . Each of the Subsidiaries identified in Schedule 4.1 is qualified to conduct business and is in good standing or is active, as the case may be, under the laws of each jurisdiction wherein the nature of its business or its ownership of property requires it to be so qualified, except where the failure to be so qualified could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Schedule 4.1 lists all jurisdictions in which each of the Subsidiaries is qualified to do business.

(c)  Powers of Attorney . Schedule 4.1 lists all of the powers of attorney granted by the Company and its Subsidiaries.

4.2  Capitalization . Schedule 4.2 sets forth (i) the authorized capital stock of the Company, (ii) the number of issued and outstanding shares of each class of the authorized capital stock of the Company prior to the Redemption, all of which are owned of record by the Sellers and the Preferred Holders, and (iii) all of the current directors and other executive officers of the Company and its Subsidiaries. All of the issued and outstanding shares of Stock and Preferred Stock have been duly authorized and are validly issued, fully paid, and nonassessable. Except as set forth on Schedule 4.2 , there no currently outstanding or authorized options, warrants, rights, contracts, rights of first refusal or first offer, calls, preemptive rights, puts, rights to subscribe, conversion rights, or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition, or acquisition of any of its Stock or Preferred Stock or securities convertible into or exchangeable for its Stock or Preferred Stock. There are no outstanding or authorized equity appreciation, phantom equity, or similar rights with respect to the Company.

4.3  Authorization; Valid and Binding Agreement . The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity effecting the availability of specific performance and other equitable remedies.

4.4  Noncontravention; Consents

(a)  Noncontravention . Except as set forth on Schedule 4.4 , the execution and the delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby will not (A) violate, conflict with, or result in a violation of any statute, regulation, law, rule, ordinance or common law doctrine applicable to the Company or its Subsidiaries, (B) violate or conflict with, or result in a violation of any judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which the Company or any of its Subsidiaries is subject or any provision of the Company’s or any of its Subsidiaries’ certificate of incorporation, bylaws or similar organizational documents, or (C) result in a breach of, constitute a default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate or cancel, or require any notice, consent or approval under, any Contract (as defined below), or other lease, sublease, license, sublicense, franchise, permit, indenture, agreement for borrowed money or other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it is bound.

(b)  Consents . Except for the applicable requirements of the HSR Act, the Company is not required to submit any material notice, material report or other material filing with any governmental authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby, and no material consent, material approval or material authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by the Company in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.5  Financial Statements, Books and Records .

(a)  The Company has provided the Buyer with the following financial statements (collectively the “ Financial Statements ”): (i) audited consolidated balance sheets and related statements of income and cash flows of Bakery Chef, Inc. (“ BCI ”) and its Subsidiaries as of and for the fiscal years ended December 31, 2001 and December 31, 2002 (the “ Most Recent Fiscal Year End ”); and (ii) unaudited consolidated balance sheets (the “ Latest Balance Sheet ”) and related statements of income and cash flows of BCI and its Subsidiaries as of and for the nine-months ended September 28, 2003 (the “ Latest Balance Sheet Date ”). The Financial Statements are complete and correct and fairly present in all material respects the financial condition and results of operations of BCI and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein, provided, that the Latest Balance Sheet and related statements of income and cash flows are subject to year-end adjustments (which individually or together are not material), absence of footnotes and other classification and presentation items. The audited Financial Statements, and, except as set forth on Schedule 4.5 the unaudited Financial Statement, have been prepared in accordance with GAAP consistently applied through all applicable periods.

(b)  The Company maintains a system of internal controls designed to gather, analyze and disclose all information that is material to the Company’s financial condition and results of operations. To the Company’s Knowledge, there are no deficiencies in design or operation of the Company’s system of internal controls which could materially adversely affect the accuracy of the Company’s Financial Statements.

4.6  Recent Events . Since the Most Recent Fiscal Year End, the Company and its Subsidiaries have not experienced or suffered any Material Adverse Effect. Without limiting the generality of the foregoing, except for the exercise of Options pursuant to Section 2.4 hereof, or as reflected on the Latest Balance Sheet, or as set forth in Schedule 4.6 , since the Most Recent Fiscal Year End, the Company and its Subsidiaries have not:

(a)  borrowed any amount or incurred or become subject to any material liabilities (other than liabilities incurred in the Ordinary Course of Business, liabilities under contracts entered into in the Ordinary Course of Business and borrowings from financial institutions necessary to meet working capital requirements in the Ordinary Course of Business);

(b)  sold, leased, transferred, assigned, abandoned or permitted to lapse any material assets, tangible or intangible, other than in the Ordinary Course of Business;

(c)  issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(d)  experienced any material damage, destruction, or loss (whether or not covered by insurance) to any material assets (other than ordinary wear and tear);

(e)  made or committed to make any capital expenditures for a single project in excess of $100,000 or made any capital expenditures for all projects in an aggregate amount in excess of $500,000 or entered into any other material transaction outside the Ordinary Course of Business;

(f)  changed the accounting principles, methods or practices or any change in the depreciation or amortization policies or rate;

(g)  amended their Certificate of Incorporation or Bylaws;

(h)  paid or increased bonuses, salaries or other compensation to any Seller, director, officer or employee except in the Ordinary Course of Business;

(i)  entered into any employment, severance or similar agreement or arrangement with any director, officer or employee;

(j)  adopted, amended or terminated any Plan, profit sharing arrangement, bonus plan, or deferred compensation arrangement or any other compensation arrangement;

(k)  sold, pledged, leased, encumbered or otherwise disposed of any material assets or real property other than in the Ordinary Course of Business;

(l)  cancelled or waived any claim or right with a value in excess of $100,000; or

(m)         entered into any agreement, oral or written, to do any of the foregoing.

4.7  Tax Matters .

(a)  Tax Returns . The Company and its Subsidiaries have filed all material Tax Returns in the jurisdictions specified on Schedule 4.7(a) that were required to be filed on or prior to the date hereof. All such Tax Returns were correct and complete in all material respects for the periods covered thereby, and all Taxes on such Tax Returns which were shown to be imposed on the Company or a Subsidiary on such Tax Returns have been or will be paid prior to their due dates. Except for Taxes which are being contested in good faith and by appropriate proceedings, to the Company’s Knowledge, the Company and its Subsidiaries withheld and paid when due (or set aside in accounts for such purpose) all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, foreign payee or other third party.

(b)  Tax Liens . There are no liens for Taxes (other than for current Taxes not yet due and payable) on any assets of the Company or any of its Subsidiaries.

(c)  Audits . Except as set forth on Schedule 4.7 , neither the Company nor any Subsidiary is a party to any currently pending tax audits or other administrative proceedings or any currently pending court proceedings with regard to any Taxes for which the Company or any Subsidiary would be liable.

(d)  Statute of Limitations . Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

4.8  Properties

(a)  Leased Real Property . The real property demised by the leases described on Schedule 4.8(a) (the "Leased Real Property") constitutes all of the real property leased by the Company and its Subsidiaries. Except as set forth on Schedule 4.8(a) , the Leased Real Property leases are in full force and effect, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor's rights laws. The Company has delivered or made available to Buyer complete and accurate copies of each of the leases described on Schedule 4.8(a) (the “Leases”), and none of the Leases have been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Buyer. The Company and its Subsidiaries are not in default under any of the Leases. To the Company’s Knowledge, there does not exist under any Lease an event, condition or circumstance that with notice or lapse of time would constitute a default by the Company or its Subsidiaries. Except as set forth on Schedule 4.4 none of the rights of the Company or its Subsidiaries under the Leases is subject to termination or modification as a result of the transaction contemplated hereby. Neither the Company nor any Subsidiary has received notice that any party to any of the Leases intends to cancel, terminate or refuse to renew the same.

(b)  Owned Real Property . Except for the real property described on Schedule 4.8(b) (the "Owned Real Property"), neither the Company nor any of its Subsidiaries owns any real property. With respect to each parcel of Owned Real Property:

(i)  either the Company or a Subsidiary owns fee simple and marketable title to such parcel of real property, free and clear of all Encumbrances as of the Closing Date, other than exceptions set forth on Schedule 4.8(b) ;

(ii)  the Company has received no notice of any pending condemnation proceedings, lawsuits or administrative actions relating to the property which would materially and adversely effect the current use, occupancy, transferability or value thereof;

(iii)  except as set forth on Schedule 4.8(b) , there are no leases, subleases, licenses, concessions or other agreements to which the Company or any of its Subsidiaries is a party granting to any party or parties the right of use or occupancy of any portion of such parcel of Owned Real Property;

(iv)  there are no outstanding options or rights of first refusal to purchase such parcel of Real Property, any portion thereof or interest therein.

(c)  Schedule 4.8(c) sets forth a description of each parcel of real property (excluding those listed on Schedules 4.8(a) or 4.8(b)) used or owned by the Company since January 1, 1999 or used or owned by any one of the Company's Subsidiaries since the Company's acquisition of such Subsidiary.

(d)  To the Company’s Knowledge, there are no applicable adverse zoning, building or land use codes or rules, ordinances, regulations or other restrictions relating to zoning or land use that currently or may prospectively (i) prevent or impair the continued use of the Leased Real Property or Owned Real Property for the conduct of the Company’s business as currently conducted or (ii) cause the imposition of material fines or penalties as the result of the use of all or any portion of the Leased Real Property or Owned Real Property for the conduct thereon of the Company’s business as presently conducted. The Company has received all necessary approvals with regard to occupancy and use of the Leased Real Property and Owned Real Property, except for approvals the failure of which to obtain will not, in the aggregate, have a Material Adverse Effect on the continued operation of the Company’s business as currently conducted.

(e)  Title to Assets . Except as set forth on Schedule 4.8(e) , the Company or its Subsidiaries own good title to, or hold pursuant to valid and enforceable leases (subject to proper authorization and execution of each such lease by the other party thereto and the application of bankruptcy and other laws relating to creditors’ rights), all of the personal property shown to be owned by them on the Latest Balance Sheet, free and clear of all Encumbrances. The assets on the Latest Balance Sheet are all of the tangible assets necessary for the continued operation of the Business in a manner substantially the same as currently conducted. Except as set forth on Schedule 4.8(e) , all of the equipment, machinery, buildings and trade fixtures used in the Business are adequate for the continued operation of the Business as presently conducted.

4.9  Intellectual Property . The Company or its Subsidiaries own or have the valid right to use all registered trademarks, service marks, domain names, copyrighted materials, computer programs, patents and patent applications (the “Registered Intellectual Property”) used to conduct the Business or held for use in the Business. To the Company’s Knowledge, except as set forth on Schedule 4.9 , the Company or its Subsidiaries own or have a valid right to use all common law trademarks, inventions, trade secrets, recipes, formulas, production methods, and similar items of intellectual property used by the Company or its Subsidiaries (“Non-Registered Intellectual Property”). Except as set forth on Schedule 4.9 , all licenses to use Registered Intellectual Property and Non-Registered Intellectual Property are valid and enforceable in accordance with their terms and are not subject to termination or modification as a result of the transactions contemplated hereby. The Company is not in default, and to the Company’s Knowledge there exists no circumstance, event or condition that with the lapse of time or with notice could constitute a default, under any license with respect to Registered Intellectual Property or Non Registered Intellectual Property. Schedule 4.9 lists all of the Company’s and its Subsidiaries’ registered trademarks, all pending trademark applications, all issued patents and all pending patent applications. Except as set forth in Schedule 4.9 , to the Company’s Knowledge, there are no pending or threatened claims by any third party against the Company or any of its Subsidiaries alleging that their use of any material Registered Intellectual Property or material Non-Registered Intellectual Property in the Business violates the Intellectual Property rights of such third party.

4.10  Contracts .

(a)  Material Contracts . Schedule 4.10 lists each of the contracts (written or oral), agreements, leases, subleases, licenses, sublicenses, plans, arrangements, commitments and other documents and instruments (“Contracts”) of the following types to which the Company or the Subsidiaries is a party:

(i)  any arrangement (or group of related arrangements) for the sale or lease of personal or movable property from or to third parties or other agreements with annual payments exceeding $100,000 per arrangement, or exceeding $250,000 in the aggregate;

(ii)  any material arrangement concerning a partnership, joint venture or the sharing of profits;

(iii)  any material arrangement concerning a material license and any capital lease;

(iv)  any collective bargaining agreement, other contract with any labor union or contract for the employment of any officer, individual employee or other Person on a full-time or consulting basis;

(v)  any agreement or commitment with respect to Indebtedness of the Company or its Subsidiaries or the lending or investing of funds by the Company to or in other Persons;

(vi)  all Plans, including all single employer or multiemployer pension, profit sharing, retirement, bonus, vacation, option, annuity, bond purchase, deferred compensation, group life, health and accident insurance and other welfare benefit plans, agreements, arrangements, or commitments, whether or not legally binding;

(vii)  any agreement or commitment with any of any officer, director, or Affiliate of the Company or a Subsidiary or any Seller;

(viii)  any purchase order not entered into in the Ordinary Course of Business;

(ix)  any agreement or commitment regarding sales agency, brokerage, distribution or similar arrangements that cannot be terminated by the Company without penalty or payment upon 60 days’ notice;

(x)  any agreement or commitment by any Material Customer (as defined in Schedule 4.25 ) regarding minimum purchase volumes from the Company and/or its Subsidiaries; any agreement or commitment by the Company and/or any of its Subsidiaries regarding minimum purchase volumes by the Company and/or any of its Subsidiaries outside the Ordinary Course of Business; and any agreement or commitment regarding purchase volume discounts provided to the Company and/or any of its Subsidiaries; and

(xi)  any agreement or commitment which restricts Company and its Subsidiaries from engaging in any line of business.

A true and correct description of the discount programs the Company and its Subsidiaries provide to McDonald’s, the Company’s top ten retail/club store customers, and the Company’s top ten food service customers (collectively, the “Top Twenty-One Customers”) and the promotional activities the Company and its Subsidiaries engage in with the Company’s Top Twenty-One Customers is set forth on Schedule 4.10 .

(b)  No Breach . The Company has made available to Buyer a correct and complete copy of each written arrangement (including all amendments thereto) listed in Schedule 4.10 . With respect to each written arrangement so listed: (A) the arrangement is legal, valid, binding, enforceable against the Company or a Subsidiary (as the case may be), except to as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the rights and remedies of creditors generally and the general principles of equity; and (B) neither the Company nor a Subsidiary (as the case may be) nor to the Company’s Knowledge, any other party is in material breach or default thereof, and, to the Company’s Knowledge there exists no circumstance, event or condition that with the passage of time or giving of notice is reasonably likely to constitute a material default of any contract.

4.11  Litigation/Compliance .

(a)  Except as set forth on Schedule 4.11 , there are no actions, suits or proceedings pending or, to the Company’s Knowledge, overtly threatened against the Company or any Subsidiary, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and neither the Company nor any Subsidiary is subject to any outstanding judgment, order or decree of any court or governmental body.

(b)  The Company and its Subsidiaries have complied with all laws, regulations, rules, orders and decrees applicable to the Business except where the failure to so comply would not have a Material Adverse Effect.

4.12    Employees; Employment Matters .

(a)  Collective Bargaining Agreements . Except as set forth on Schedule 4.12 , neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement.

(b)  Compliance with Laws . The Company and its Subsidiaries have materially complied with all applicable laws relating to labor and employment or labor relations and employment standards, including, but not limited to, any provisions thereof relating to wages, hours, immigration control, employee safety, termination pay, vacation pay, fringe benefits, employee benefits, collective bargaining and the payment and/or accrual of the same and all, insurance and all other costs and expenses applicable thereto, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect, and, to the Company’s Knowledge, neither the Company nor any Subsidiary is liable for any arrearage, or any costs or penalties for failure to comply with any of the foregoing.

(c)  Employment Claims . Except as set forth on Schedule 4.12 , no charge or complaint of employment discrimination or other similar charge or complaint has been made against the Company or any Subsidiary during the last six (6) months, or is pending.

(d)  Grievances . Except as set forth on Schedule 4.12 , no grievance or similar type complaint for which a request for arbitration has been made or has been filed under a collective bargaining agreement to which the Company or any Subsidiary is a party or is otherwise bound during the last six (6) months, or is pending.

(e)  WARN . Prior to the Closing Date, in the event the Company or any Subsidiary undertakes any plant closing or mass layoff that falls under the provisions of the Worker Adjustment and Retraining Notification Act (“ WARN ”), the Sellers shall be responsible for providing employees with any required notice of such WARN qualifying action and assume any liability related thereto.

4.13  Employee Benefit Plans .

(a)  ERISA . Except as set forth on Schedule 4.13 , with respect to employees of the Company or any of its Subsidiaries, neither the Company nor any Subsidiary maintains or contributes to any “pension plans” (as defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (the “Pension Plans”) or “welfare plans” (as defined under Section 3(1) of ERISA) (the “Welfare Plans”). The Pension Plans and the Welfare Plans are collectively referred to as the “Plans” or individually as a “Plan”. Each of the Pension Plans that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or has submitted a request for such a letter, to Buyer’s satisfaction, within the applicable remedial amendment period or is a prototype plan which relies on the favorable Internal Revenue Service opinion letter received for such prototype plans. The Plans (and each related trust, insurance contract, or fund) comply in form and in operation in all material respects with the requirements of the Code and ERISA.

(b)  Required Contributions . With respect to the Plans (other than any multiemployer Pension Plans), all required contributions have been made or properly accrued.

(c)  Determination Letters . The Company has made available to Buyer true and complete copies of (i) the most recent determination letter received from the Internal Revenue Service regarding the Plans identified on Schedule 4.13 and (ii) the latest financial statements for the Plans and latest prepared actuarial reports. The Company has also made available to the Buyer a document reflecting the Company’s or its Subsidiaries’ withdrawal liability from the Bakery and Confectionary Union and Industry International Pension Fund for the Business’ Chicago manufacturing location.

(d)  For each of the Plans, to the extent applicable, the Company has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions and the most recent Form 5500 Annual Report.

(e)  Except as set forth in Schedule 4.13 , the Company and its Subsidiaries have no withdrawal liability with respect to any Multi-Employer Plan.

(f)  All material filings required by ERISA and the Code as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the Code have been timely provided.

(g)  Schedule 4.13 sets forth an accurate description of any Plans of the Company that is not otherwise in writing.

(h)  Except as set forth on Schedule 4.13 , since January 1, 2003, no event has occurred to the Company’s Knowledge that is reasonably expected to result in a material increase in premium costs of the Plans that are insured, or a material increase in benefit costs of such Plans that are self-insured.

(i)  Except as set forth on Schedule 4.13 , the Company has the right to modify and terminate all benefits with respect to active employees and to retirees (other than pursuant to Pension Plans and collective bargaining agreements). To the Company’s Knowledge, no event has occurred or circumstance exists that will or is reasonably likely to give rise to disqualification or loss of tax exempt status of any such Pension Plan or trust.

(j)  Except as described on Schedule 4.13 , the consummation of the transactions contemplated hereby will not result in the payment, vesting, or acceleration of any benefit under any Plans.

(k)  With respect to the Pension Plans the Company or its Subsidiaries maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute, no proceeding by the Pension Benefit Guaranty Corporation (the “PBGC”) to terminate any such Pension Plans (other than any Multiemployer Plan) has been instituted. Except as set forth in Schedule 4.13 , since January 1, 1999 with respect to such of the Company’s Pension Plans and with respect to such of the Pension Plans of the Company’s Subsidiaries, since the Company’s acquisition of each of its Subsidiaries, no such Pension Plans have been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC.

(l)  No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Pension Plans (other than routine claims for benefits) is pending, except where the action, suit, proceeding, hearing, or investigation would not result in Material Adverse Change.

(m)  Except as set forth on Schedule 4.13 , the Company and its Subsidiaries currently have no liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any such Pension Plans.

(n)  To the Company’s Knowledge, no statement has been made by the Company or its Subsidiaries to any Person with regard to any Plans that was not in accordance with the applicable Plan documents and that could reasonably be expected to result in a Material Adverse Effect.

(o)  No transaction prohibited by ERISA §406 and no “prohibited transaction” under Code 4975(c) have occurred with respect to any Pension Plans.

4.14  Licenses, Permits and Approvals . Schedule 4.14 lists all of the Company’s and its Subsidiaries’ material governmental and regulatory licenses, authorizations, franchises, certificates, permits and approvals (collectively, the “Permits”) which, to the Knowledge of the Company, constitute the only necessary licenses, authorizations, franchises, certificates, permits, certifications and approvals for the conduct of the Business of the Company and its Subsidiaries as currently conducted, except where the absence of any such license, authorization, franchise, certificate, permit, certification or approval would not result in the incurrence of a material fine, penalty or expense. There are no violations by the Company or any of its Subsidiaries of, or any claims or proceedings pending or, to the Company’s Knowledge, threatened, challenging the validity of or seeking to discontinue, any such Permits that are material to the Company’s and its Subsidiaries’ operations.

4.15  Insurance . Schedule 4.15 lists each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) maintained by the Company or any of its Subsidiaries (the “ Current Insurance Policies ”). All such Current Insurance Policies are in full force and effect, and neither the Company nor any Subsidiary is in material default with respect to any of its obligations under such insurance policies. The Company has provided Buyer with copies of all Current Insurance Policies. None of the Current Insurance Policies listed on Schedule 4.15 are subject to termination by the insurer as a result of the transactions contemplated hereby. Schedule 4.15 lists all insurance policies maintained by or for the Company since January 1, 1999 and by or for each of the Company's Subsidiaries since the Company's acquisition of such Subsidiary. The Company and its Subsidiaries have paid all premiums due under such Current Insurance Policies except for policies subject to audits, which such policies are set forth on Schedule 4.15 . No such Current Insurance Policies provide for retroactive premium adjustments. Except as set forth on Schedule 4.15 , all coverage under the Company’s Current Insurance Policies is on an occurrence basis. No loss limits have been exhausted and except as set forth on Schedule 4.15 the Company has no Knowledge of any circumstances that could be expected to exhaust such limits.

4.16  Environmental Matters . Except as set forth in Schedule 4.16 , (a) since January 1, 1999 the Company has been and is in material compliance with all Environmental Laws and (b) the Company has not received written notice of, or to the Knowledge of the Company, is the subject of, any actions, causes of action, claims, investigations, demands, or notices by any Person alleging liability under or non-compliance with any Environmental Law. The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, released, discharged, spilled, leaked, injected or dumped (nor transported or handled, except in de minimis quantities in the Ordinary Course of Business) any Hazardous Materials, or owned or operated any facility or property, so as to give rise to any Adverse Consequences on the part of the Company or its Subsidiaries arising from Environmental Laws. All material reports, studies, analyses, tests or monitoring initiated by or for the Company since January 1, 1999 or by or for each of the Company's Subsidiaries since the Company's acquisition of such Subsidiary pertaining to Hazardous Materials or the compliance with any Environmental Laws are listed on Schedule 4.16 . The Company has made available to the Buyer all material reports, studies, analyses, tests or monitoring in its possession initiated by or for the Company or its Subsidiaries during the past five years pertaining to Hazardous Materials or the compliance with any Environmental Laws.

Except in de minimus quantities in the Ordinary Course of Business that are stored in accordance with applicable law and except as set forth on Schedule 4.16 , there are no Hazardous Materials present at the facilities where the Company or its Subsidiaries conduct business including any material (i) contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and (ii) deposited or located in land, water, sumps, or any other part of the facilities or real property adjacent thereto.

Neither the Company since January 1, 1999 nor any of its Subsidiaries since the Company’s acquisition of such Subsidiary has received any order, decree, notice, letter or other communication from a governmental entity, private citizen or any current owners or former owners of the real property on which the Company conducts its business or any former real properties on which the Company conducted business in which any obligation to undertake or bear the cost of remediation or cleaning up Hazardous Substances has been alleged or threatened. Neither the Company since January 1, 1999 nor any of its Subsidiaries since the Company’s acquisition of such Subsidiary has received a notice in which the Company or its Subsidiaries are named or identified as a potentially responsible party with respect to the remediation or clean-up of Hazardous Materials under any Environment Laws.

4.17  Brokers’ Fees . Except as set forth on Schedule 4.17 , the Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or otherwise obligated.

4.18  Transactions with Affiliates . Except as set forth on Schedule 4.18 and except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in Plans by employees, neither the Company nor any of its Subsidiaries has purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced money to, or borrowed any money from or entered into or been subject to any management, consulting or similar agreement with, any officer, director or shareholder of the Company or any of its Subsidiaries. Except as set forth on Schedule 4.18 , no Affiliate of the Company is indebted to the Company or any of its Subsidiaries for money borrowed or other loans or advances, and neither the Company nor any Subsidiary is indebted to any such Affiliate.

4.19  Sole Representations and Warranties . The Company shall not be deemed to have made to Buyer any representation or warranty other than as expressly made in this Section 4 .

4.20  Inventory . All inventory of the Company and its Subsidiaries consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been or will be, as applicable, written off or written down to net realizable value in the Latest Balance Sheet or on the accounting records of the BCI as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market basis.

4.21  Accounts Receivable . All accounts receivable of the Company and its Subsidiaries that are reflected on the Latest Balance Sheet or on the accounting records of the Company and its Subsidiaries as of the Closing Date (collectively, the “ Accounts Receivable ”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.

4.22  No Undisclosed Liabilities . Except as set forth on Schedule 4.22 or liabilities and obligations that individually or in the aggregate would not have a Material Adverse Effect, the Company nor its Subsidiaries has any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Latest Balance Sheet Date, liabilities and obligations incurred in the Ordinary Course of Business since the Most Recent Fiscal Year End, liabilities and obligations arising out of the transactions contemplated hereby, and liabilities and obligations disclosed herein or in the schedules and exhibits attached hereto.

4.23  FDA Compliance . Except as set forth in Schedule 4.23 :

(a)  The Company and its Subsidiaries are not in receipt of notice of, nor to the Company’s Knowledge is it subject to, any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty, fine, sanction, assessment, audit, request for corrective or remedial action, or other compliance or enforcement action, in each case relating to the products made, developed, under development, stored, sold by the Company (“Products”), by the United States Food and Drug Administration (“FDA”) or any other federal, state, local or foreign authority having or asserting responsibility for the regulation of food products; and

(b)  The Company and its Subsidiaries are in compliance in all material respects with the labeling requirements of the FDA relating to every product currently sold by the Company and, to the Company’s Knowledge, the Company is in compliance in all material respects with all applicable regulations and requirements of the FDA and other authorities relating to every such product including, but not limited to, any requirements for investigating customer complains and inquiries, labeling requirements and protocols, shipping requirements, record keeping and reporting requirements, monitoring requirements, packaging or repackaging requirements, laboratory controls, sterility requirements, inventory controls, and storage and warehousing procedures.

4.24  Books and Records . The books of account, minute books, stock record books and other records of the Company are, and the books of account, minute books, stock record books and other records of each of the Company’s Subsidiaries are with respect to all periods since the Company’s acquisition of each such Subsidiary, complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company contain, and the minute books of each of the Company’s Subsidiaries contain with respect to all periods since the Company’s acquisition of each such Subsidiary, accurate and complete records of all official meetings held of, and material corporate action taken by, the stockholders and the Board of Directors, and for such time periods no official meeting of any such stockholders or Board of Directors has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of the foregoing books and records will be in the possession of the Company.

4.25  Customers . Schedule 4.25 sets forth a list of the Company’s ten (10) largest customers based on gross sales for the nine months ended September 28, 2003 (“Material Customers”). Neither the Company since January 1, 1999 nor any of its Subsidiaries since the Company’s acquisition of such Subsidiary have billed, invoiced or collected sums from the Company’s largest customer (identified as such on Schedule 4.25 ) in excess of that allowed pursuant to the then applicable pricing protocol for such customer. To the Company's Knowledge, except as set forth on Schedule 4.25 (i) no Material Customer has formally indicated to the Company that it is actively and currently considering terminating or materially reducing its business relationship with the Company, (ii) no Material Customer has formally indicated to the Company that it is actively and currently undertaking a material category review of the food products the Company produces, and (iii) no Material Customer has formally proposed to the Company a material price reduction from the current prices in the price of goods sold to such Material Customer. For purposes of this Section 4.25 , the term "Company's Knowledge" shall mean the actual knowledge of David L. Beré, James G. Wojciechowski, R. William Lauzon and Herbert S. Bowden.

5.  REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND
THE PREFERRED HOLDERS
Each Seller and each Preferred Holder (the Sellers and Preferred Holders being collectively referred to herein as “Holders”), solely on his, her or its behalf and not on behalf or with respect to any other Seller or Preferred Holder, represents and warrants to Buyer that:

5.1  Organization and Power . Such Holder has all requisite power and authority and full legal capacity to execute and deliver this Agreement and to perform his, her or its obligations hereunder.

5.2  Authorization; Valid and Binding Agreement .

(a)  The execution, delivery and performance of this Agreement by such Holder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on his, her or its part are necessary to authorize the execution, delivery or performance of this Agreement.

(b)  This Agreement has been duly executed and delivered by such Holder, and assuming the due authorization, execution and delivery by the other Parties hereto, constitutes a legal, valid and binding obligation of such Holder, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity effecting the availability of specific performance and other equitable remedies.

5.3  Noncontravention . Except where the failure of any of the following to be true would not have a material adverse effect on the ability of such Holder to consummate the transactions contemplated hereby, the execution and the delivery of this Agreement by such Holder, and the consummation of the transactions contemplated hereby will not (a) violate or conflict in any way with any statute, regulation, law, rule, ordinance or common law doctrine applicable to the Holder, (b) violate or conflict in any way with any judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which the Holder is subject or, if the Holder is an entity, any provision of the Holder’s certificate of incorporation, bylaws or similar organizational documents, or (c) result in a breach of, constitute a default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate or cancel, or require any notice, consent or approval under, any lease, sublease, license, sublicense, franchise, permit, indenture, agreement for borrowed money or other material agreement or instrument to which the Holder is a party or by which it is bound.

5.4  Ownership . Each Holder is the record owner of the number of shares of Stock, the number of shares of Preferred Stock and the number of Options as set forth opposite his, her or its name on Exhibits A, B and C hereto. On the Closing Date, and assuming termination of those agreements listed on Schedule 3.1(f) , each Holder shall transfer to Buyer good title to such Holder’s Stock, free and clear of all claims, pledges, security interests, liens, charges, encumbrances, options, proxies, voting trusts or agreements and other restrictions and limitations of any kind, other than applicable federal and state securities law restrictions.

5.5  Broker’s Fees . Such Holder has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or otherwise obligated.

5.6  Sole Representations and Warranties . Such Holder shall not be deemed to have made to Buyer any representation or warranty other than as expressly made in this Section 5 .

6. REPRESENTATIONS AND WARRANTIES OF THE BUYER

6.1  Representations and Warranties of Buyer . Buyer represents and warrants to the Sellers, the Preferred Holders and the Company that:

(a)  Organization and Power . Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

(b)  Authorization; Valid and Binding Agreement . The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Buyer and assuming the due authorization, execution and delivery by the other Parties hereto constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity effecting the availability of specific performance and other equitable remedies.

(c)  Noncontravention; Consents .

(i)  The execution and the delivery of this Agreement by the Buyer, and the consummation of the transactions contemplated hereby will not (A) violate or conflict in any way with any statute, regulation, law, rule, ordinance or common law doctrine applicable to the Buyer, (B) violate or conflict in any way with any judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which the Buyer is subject or any provision of the Buyer’s articles of incorporation, bylaws or similar organizational documents, or (C) result in a breach of, constitute a default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate or cancel, or require any notice, consent or approval under, any lease, sublease, license, sublicense, franchise, permit, indenture, agreement for borrowed money or other material agreement or instrument to which the Buyer is a party or by which it is bound.

(ii)  Except for the applicable requirements of the HSR Act, Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby, and no consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(d)  Litigation . There are no actions, suits or proceedings pending or, to the Buyer’s knowledge, overtly threatened against or affecting Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.

(e)  Broker’s Fees . Except for fees owed to Citigroup, the Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(f)  Investment Representation . Buyer is purchasing the Stock for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “ Securities Act ”). Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Stock. Buyer acknowledges that the Stock has not been registered under the Securities Act or any state or foreign securities laws and that the Stock may not be sold, transferred, offered for sale, pledged hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

(g)  Financing . Buyer has and shall have at the Closing sufficient cash and committed credit facilities to pay the full consideration payable to the Sellers and the Preferred Holders hereunder, to make all other necessary payments by it in connection with transactions contemplated hereby (including the payment to the Company of an amount sufficient to enable the Company to repay the Outstanding Indebtedness pursuant to Section 3.2(e)(iii) and payment of any adjustment to the Purchase Price pursuant to Section 2.3 ) and to pay all of its related fees and expenses, and either (a) has and shall maintain through the Closing the cash on hand or available under existing credit facilities or (b) has obtained and shall maintain through the Closing a financing commitment letter or letters from responsible financial institutions (it being understood that any equity commitment letter will entitle the Sellers and the Preferred Holders to rely upon the commitment contained in such letter), a copy or copies of which are attached as Exhibit K , from responsible financial institutions and investors providing for, subject to certain conditions set forth therein, commitments to provide all funds necessary to consummate the transactions contemplated hereby. Buyer has no reason to believe that such available cash shall not be available or that the commitments shall not be funded, and Buyer has not made any material misrepresentation in connection with obtaining such financing commitments.

(h)  Solvency . Immediately after giving effect to the transactions contemplated by this Agreement, the Company and each of its Subsidiaries shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the Company and each of its Subsidiaries shall have adequate capital to carry on the Business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its Subsidiaries.

(i)  No Knowledge of Misrepresentations or Omissions . Buyer has no knowledge that the representations and warranties of the Company or the Sellers and Preferred Holders in this Agreement and the Schedules and Exhibits (including any updated Schedules and Exhibits) are untrue or incorrect in any material respect, and Buyer has no knowledge of any material errors in, or material omissions from, the Schedules or Exhibits (including any updated Schedules and Exhibits) to this Agreement. For purposes of this Section 6.1(i) and Section 12.3(e) hereof the knowledge of the Buyer shall mean the actual knowledge of Joseph Micheletto, Thomas G. Granneman, Scott D. Monette, and/or Charles G. Huber, Jr.

7. PRE-CLOSING COVENANTS

7.1  Conduct of the Business .

(a)  Conduct of Business . From the date hereof until the Closing Date, the Company shall use its commercially reasonable efforts to carry on, and to ensure that the Subsidiaries carry on, the Business in the Ordinary Course of Business and substantially in the same manner as previously conducted, unless Buyer shall have consented in writing, which consent will not be unreasonably withheld or delayed; provided that, the foregoing notwithstanding, the Company may use all Available Cash or repay any Indebtedness prior to the Closing.

(b)  Prohibited Actions . From the date hereof until the Closing Date, except as otherwise provided for by this Agreement or consented to in writing by Buyer, which consent will not be unreasonably withheld or delayed, the Company shall not, and shall not permit any Subsidiary to, (A) issue or sell any of its or any Subsidiary’s capital stock or membership units, (B) issue or sell any securities convertible into, or options with respect to, warrants to purchase or rights to subscribe for any of its or any Subsidiary’s capital stock or membership units, (C) effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization, (D) amend its or any Subsidiary’s organizational documents, (E) undertake any action that is listed in Section 4.6(j) other than such actions taken in connection with the Company’s and/or its Subsidiaries’ renewal of the insurance policies underlying their Plans in the Ordinary Course of Business, or, (F) to the extent not set forth immediately above, undertake any action that is listed in Sections  4.6(a) , 4.6(b) , 4.6(c) , 4.6(f) , 4.6(g) , 4.6(h) , 4.6(i) , 4.6(k) and 4.6(l) .

7.2  Access to Books and Records . From the date hereof until the Closing Date and subject to Section 8.6 hereof, the Company shall provide Buyer and its authorized representatives (“Buyer’s Representatives”) with full access at all reasonable times and upon reasonable notice to the offices, properties, personnel, books and records of the Company and its Subsidiaries in order for Buyer to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and its Subsidiaries; provided, however, that the activities of Buyer and Buyer’s Representatives shall be conducted in a manner as not to interfere unreasonably with the operation of the business of the Company and its Subsidiaries. Buyer acknowledges that it remains bound by the Confidentiality Agreement with Goldman Sachs & Co. dated July 31, 2003 (and fully executed August 1, 2003) (the “Confidentiality Agreement”).

7.3  Regulatory Filings . The Company shall fully cooperate with the Buyer in the making or causing to be made of all filings and submissions under the HSR Act (the “HSR Filing”) and any other material laws or regulations applicable to the Company and its Subsidiaries for the consummation of the transactions contemplated herein. The Company shall coordinate and cooperate with Buyer in exchanging such information and assistance as Buyer may reasonably request in connection with all of the foregoing. Buyer shall be solely responsible for the payment of the HSR Filing filing fees.

7.4  Conditions . The Company shall use commercially reasonable efforts to cause the conditions set forth in Section 3.1 to be satisfied and to consummate the transactions contemplated herein; provided that none of the Company, any Subsidiary, or any Seller or Preferred Holder shall be required to expend any funds to obtain any governmental consents described in Section 3.1(c) .

7.5  Exclusive Dealing . During the period from the date of this Agreement through January 15, 2004 or the earlier Closing or termination of this Agreement pursuant to Section 11.1 hereof, no Seller or Preferred Holder shall take or permit any other Person on its behalf to take, and the Company shall not take, any action to encourage or initiate any discussions or negotiations with, or provide any information to, any Person (other than Buyer and Buyer’s Representatives) concerning any purchase of the Stock, any purchase of the Preferred Stock, any merger involving the Company, any sale of all or substantially all of the assets of the Company and its Subsidiaries or similar transaction involving the Company (other than assets sold in the Ordinary Course of Business).

7.6  Notification . From the date hereof until the Closing Date, the Company and the Seller Representative shall disclose to Buyer in writing (in the form of updated Schedules and Exhibits) any material variances from the representations and warranties contained in Section 4 and Section 5 , as applicable, promptly upon discovery thereof. Such disclosures shall amend and supplement the appropriate Schedules and Exhibits delivered on the date hereof. Notwithstanding any provision in this Agreement to the contrary, unless Buyer provides the Company and the Seller Representative with a termination notice within five (5) business days after delivery by the Company or the Seller Representative of an updated Schedule or Exhibit pursuant to this Section 7.6 , Buyer shall be deemed to have waived its right to terminate this Agreement or prevent the consummation of the transactions contemplated by this Agreement pursuant to Section 11 hereof provided, however, the amending and supplementing of the Disclosure Schedules and Exhibits shall only act to foreclose Buyer's termination rights under Section 11 and shall not preclude Buyer from seeking indemnification for Adverse Consequences resulting from the existence of any material variances, provided, however, that notwithstanding the foregoing the Buyer may not seek indemnification for Adverse Consequences resulting from the existence of any event occurring after the date hereof in the Ordinary Course of Business or any material variances arising in the Ordinary Course of Business.

7.7  Stockholders Agreement; Purchase Agreement; and Registration Rights Agreement . The Company, the Sellers and the Preferred Holders acknowledge and agree that immediately prior to the Closing, that certain Stockholders Agreement made as of December 28, 1998 by and among the Company, Wind Point Partners III, L.P. and the other parties thereto (the “Stockholders Agreement”), that certain Value Added Bakery Holding Company Registration Rights Agreement made as of December 28, 1998 by and among the Company, Wind Point Partners III, L.P. and the other parties thereto, and that certain Purchase Agreement made as of December 28, 1998 by and among the Company, Wind Point Partners III, L.P. and the other parties thereto shall automatically terminate and be of no further force and effect. With respect to and solely with respect to the transactions contemplated by this Agreement, the Company, each of the Preferred Holders and each of the Sellers hereby waive any rights he/it may have and any obligations owing to him/it under Section 3 of the Stockholders Agreement.

8. COVENANTS OF BUYER

8.1  Access to Books and Records . From and after the Closing, Buyer shall, and shall cause the Company and its Subsidiaries to, provide the Seller Representative, the Sellers, the Preferred Holders, and their authorized representatives (subject to the foregoing executing reasonable confidentiality agreements) with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Company and its Subsidiaries with respect to periods prior to and including the Closing Date in connection with any matter whether or not relating to or arising out of this Agreement or the transactions contemplated hereby. Unless otherwise consented to in writing by the Seller Representative, the Buyer shall not permit the Company or its Subsidiaries, for a period of seven (7) years following the Closing Date, to destroy, alter or otherwise dispose of any books and records of the Company or any of its Subsidiaries, or any portions thereof, relating to periods prior to and including the Closing Date without first giving reasonable prior written notice to the Seller Representative and offering to surrender to the Seller Representative such books and records of such portions thereof.

8.2  Notification . From the date hereof until the Closing Date, Buyer shall disclose to the Company and the Seller Representative in writing any material variances from Buyer’s representations and warranties contained in Section 6 promptly upon discovery thereof, and Buyer shall promptly notify the Seller Representative if Buyer obtains knowledge that the representations and warranties of the Company or of any Seller or Preferred Holder in this Agreement and the Schedules and Exhibits (including any updated Schedules and Exhibits) are not true and correct in all material respects, or if Buyer obtains knowledge of any material errors in, or omissions from, the Schedules or Exhibits (including any updated Schedules or Exhibits) to this Agreement.

8.3  Director and Officer Liability and Indemnification . For a period of six (6) years after the Closing, Buyer shall not, and shall not permit the Company or any of its Subsidiaries to, amend, repeal or modify any provision in the Company’s or any of its Subsidiaries’ organizational documents relating to the exculpation or indemnification of any officers and/or directors (unless required by law), it being the intent of the parties that the officers and/or directors of the Company and its Subsidiaries shall continue to be entitled to such exculpation and indemnification to the full extent of the Company’s and its Subsidiaries’ organizational documents.

8.4  Regulatory Filings . Without limiting the generality of the obligations set forth in Section 8.5 , Buyer shall make or cause to be made all filings and submissions under the HSR Act and any other laws or regulations applicable to Buyer as may be required of Buyer for the consummation of the transactions contemplated herein, and Buyer shall be responsible for all filing fees under the HSR Act and such other laws or regulations as are applicable to Buyer. Buyer shall coordinate and cooperate with the Company in exchanging such information and assistance as the Company may reasonably request in connection with all of the foregoing.

8.5  Conditions . Buyer shall use commercially reasonable efforts to cause the conditions set forth in this Section 8 to be satisfied and to consummate the transactions contemplated herein.

8.6  Contact with Employees, Customers and Suppliers . Prior to the Closing, Buyer and Buyer’s Representatives shall contact and communicate with the employees, customers and suppliers of the Company and its Subsidiaries in connection with the transactions contemplated hereby only with the prior written consent of the Seller Representative.

8.7  Employee Matters . For all purposes under the employee benefit plans of Buyer and its Affiliates providing benefits after the Closing Date, each Person who is as of the Closing Date an employee of the Company or any of its Subsidiaries shall be credited with his or her years of service with the Company or its Subsidiary, as applicable, before the Closing Date, to the same extent as such Person was entitled, before the Closing Date, to credit for such service under any similar Plans, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each such Person shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by Buyer for the benefit of its employees (such plans, collectively, the "New Plans") to the extent coverage under such New Plan replaces the coverage under a comparable Plan in which such Person participated immediately before the Closing Date (such Plans, collectively, the "Old Plans"); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any such Person, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Buyer shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

8.8  Payment of Accrued Bonuses . After the Closing, the Buyer shall cause the Company and its Subsidiaries to pay to Walt G. Van Benthuysen and to the applicable employees of the Company and its Subsidiaries the amount of their respective bonuses accrued in the ordinary course as of the Closing Date in the aggregate amount set forth on the Company’s and its Subsidiaries’ financial statements as of the Closing Date and reflected in the calculation of the Closing Date Net Assets, which such bonus payments will be paid at such time as bonus payments for the current fiscal year of the Company and its Subsidiaries are payable under the terms of the applicable bonus or incentive program documents, agreements or plans as in effect on the date hereof; provided, however, that Buyer shall only be required to cause the Company and its Subsidiaries to make such bonus payments to the extent such bonus payments are actually earned in accordance with the terms of the applicable bonus or incentive program documents, agreements or plans as in effect on the date hereof.

9. ADDITIONAL COVENANTS AND AGREEMENTS

9.1  Incorporation by Reference . If and to the extent any information required to be furnished in any Schedule or Exhibit is contained in this Agreement or in any other Schedule or Exhibit (or updated Schedule or Exhibit), such information shall be deemed to be included in all Schedules or Exhibits (or updated Schedules or Exhibits) in which the information is required to be included if, and only to the extent, the description of the facts regarding the event items or matter disclosed is sufficiently detailed, accurate and complete so as to make it reasonably apparent that such disclosure is applicable to such other Schedule or Exhibit. The inclusion of any information in any Schedule or Exhibit (or updated Schedule or Exhibit) shall not be deemed to be an admission or acknowledgment by the Company or any of the Sellers or Preferred Holders, in and of itself, that such information is material to or outside the Ordinary Course of the Business of the Company and its Subsidiaries.

9.2  Independent Investigation . Buyer acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries, and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation and verification in addition to the representations and warranties of the Company and the Sellers and the Preferred Holders expressly and specifically set forth in this Agreement, including the Schedules and Exhibits (and updated Schedules and Exhibits). SUCH REPRESENTATIONS AND WARRANTIES BY THE COMPANY AND THE SELLERS AND THE PREFERRED HOLDERS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENT ATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS AND THE PREFERRED HOLDERS TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND THE SELLERS AND THE PREFERRED HOLDERS.

9.3  Tax Matters .

(a)  Tax Indemnification . Sellers agree to be responsible for and to indemnify Buyer and hold it harmless from and against all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date and the period through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date; provided however, that Sellers shall be liable only to the extent such Taxes are in excess of the amount, if any accrued for (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the Closing Balance Sheet and taken into account in determining the Purchase Price Adjustment. Buyer agrees to be responsible for and to indemnify the Sellers and hold them harmless from and against all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all taxable periods after the Closing Date. Sellers shall reimburse Buyer for any Taxes of the Company and its Subsidiaries which are the responsibility of Sellers pursuant to this Section 9.3 within 10 business days of the due date of the taxes payable. Buyer shall reimburse the Seller Representative (on behalf of the Sellers) for any Taxes of the Company and its Subsidiaries which are the responsibility of Buyer pursuant to this Section 9.3 (the "Seller Tax Refund") within 10 business days of the date any such Taxes (the “Company Taxes”) are paid by any of the Sellers (such paying Seller(s) being referred to herein as the “Tax Paying Sellers”).

(b)  Responsibility for Filing Tax Returns . The Seller Representative (on behalf of the Sellers and the Preferred Holders) shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Tax Returns (including any amended Tax Return which the Seller Representative may file in its sole discretion) with respect to the Company and its Subsidiaries for taxable periods ending on or prior to the Closing Date (a “Pre-Closing Tax Period”) including the short period consolidated return for the Company and its Subsidiaries ending at the end of the day on the Closing Date. The Seller Representative shall provide Buyer copies of such Tax Returns at least 30 days prior to the due date for filing such return, provided, however, that Buyer shall have no right to dispute or request changes to such Tax Returns. Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all other Tax Returns with respect to the Company and its Subsidiaries. Neither Buyer, the Company nor any Subsidiary shall file any Tax Return (amended or otherwise) with respect to the Company or any Subsidiary for any Pre-Closing Period without the prior written consent of the Seller Representative.

(c)  Transaction Costs . All payments and accruals made by the Company and/or its Subsidiaries on or before the Closing Date arising in connection with the transactions contemplated by this Agreement, including without limitation, any payments for the exercise of the options pursuant to Section 2.4 or any other compensatory payments, management or consulting fees and other items set forth on Schedule 3 shall be allocable to a day on or before the Closing Date and not allocable to the portion of the day after the Closing Date pursuant to Treas. Reg. Section 1.1502-76(b)(1)(ii)(B).

(d)  Transfer Taxes . Buyer and Sellers shall share equally any real property transfer or gains tax, stamp tax, stock transfer tax, or other similar Tax imposed on the Company and its Subsidiaries or one or more Sellers as a result of the transactions contemplated by this Agreement (collectively, "Transfer Taxes"), and any penalties or interest with respect to the Transfer Taxes. The Sellers and Preferred Holders agree to cooperate with Buyer in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such returns.

(e)  Cooperation . (i) Sellers, the Preferred Holders, the Company and its Subsidiaries and Buyer shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other and the Seller Representative all records necessary in connection with Taxes and in resolving all disputes, litigation, audits or other proceedings with respect to all taxable periods relating to Taxes. Buyer and the Sellers and the Preferred Holders recognize that the Sellers and the Preferred Holders may need access, from time to time, after the Closing Date, to certain accounting and tax records and information held by the Company and its Subsidiaries to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Buyer agrees that from and after the Closing Date, Buyer shall, and shall cause the Company and its Subsidiaries, their affiliates and successors to (1) retain and maintain such records and information until such time as the Seller Representative agrees in writing that such retention and maintenance is no longer necessary, and (2) allow the Seller Representative (and agents and representatives of any Seller or Preferred Holder) to inspect, review and make copies of such records and information as the Seller Representative or agent and representative of a Seller or Preferred Holder may deem necessary or appropriate from time to time. (ii) Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transactions contemplated hereby).

(f)  Tax Audits . (i) Each of the Buyer (each a “Recipient”) on the one hand, and the Seller Representative, on the other hand, shall notify the other party in writing within 10 days of receipt by the Recipient of written notice of any pending or threatened audit, notice of deficiency, proposed adjustment, assessment, examination or other administration or court proceeding, suit, dispute or other claim which could affect the liability for Taxes of such other party (a “Tax Claim”). If the Recipient fails to give such prompt notice to the other party, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Claim if and to the extent that such failure to give notice materially and adversely affects the other party’s right to participate in the Tax Claim; provided, however, that one party will be obligated to indemnify the other party pursuant to Section 9.3(a) or otherwise only if the indemnifying party receives written notice thereof prior to the end of the applicable statute of limitations for the relevant taxable year or period. (ii) the Seller Representative shall have the sole right to represent the Company and each of its Subsidiaries’ interest in any Tax Claim relating to taxable periods ending on or before the Closing Date and to employ counsel of its choice at its expense. Seller Representative agrees that it will not settle any such proceeding in a manner which materially and adversely affects the Company or its Subsidiaries for any taxable period that ends after the Closing Date. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the Seller Representative shall be entitled to participate at its expense in any Tax Claim relating in any part to Taxes attributable to the portion of such Straddle Period deemed to end on or before the Closing Date, and with the written consent of the Buyer (which shall not be unreasonably withheld), at the Seller Representative’s sole expense, may assume the control of such entire Tax Claim. None of the Buyer, any of its affiliates, the Company or any of the Company’s Subsidiaries may settle or otherwise dispose of any Tax Claim for which the Sellers may have a liability under this Agreement, or which may result in an increase in Sellers’ liability under this Agreement, without the prior written consent of the Seller Representative, which consent may be withheld in the sole discretion of the Sellers, unless the Buyer fully indemnifies the Sellers in writing with respect to such liability in a manner satisfactory to the Sellers.

(g)  Refunds and Credits. Any refunds or credits of Taxes (to the extent not accrued for on the Closing Balance Sheet and taken into account in determining the Purchase Price Adjustment) of the Company or any Subsidiary plus any interest received with respect thereto from the applicable taxing authority for any Pre-Closing Tax Period (including, without limitation, refunds or credits arising by reason of amended Tax Returns filed after the Closing Date) shall be for the account of the Sellers and shall be paid by Buyer to the Seller Representative within ten (10) days after the Buyer or the Company or any of its Subsidiaries receives such refund or after the relevant Tax Return is filed in which a credit is applied against Buyer’s, the Company’s, any Subsidiary’s, or any of their successor’s liability for Taxes.

(h)  Tax Sharing Agreements. Any and all existing Tax sharing agreements or arrangements, written or unwritten, between the Sellers and the Company or Subsidiaries of the Company shall be terminated as of the Closing.

(i)  Disputes. If the Buyer and Sellers disagree as to the amount of any payment relating to Taxes or the interpretation or application of any provision of this Agreement relating to Taxes, the parties shall attempt in good faith to resolve such dispute, and any agreed upon amount shall be paid to the appropriate party. If such dispute is not resolved within 15 days, the parties shall submit the matter to the Arbiter. The fees and expenses of the Arbiter shall be borne by the Sellers and the Buyer in inverse proportion as they may prevail on the matters resolved by the Arbiter, which proportionate allocation will also be determined by the Arbiter at the time it renders its determination on the merits of the matters submitted to it. The determination of the Arbiter shall be final and binding upon the Buyer and the Sellers, shall be deemed a final determination that is binding on each of the Buyer and the Sellers, and no party shall seek further recourse to courts, other tribunals or otherwise, other than to enforce such determination. Judgment may be entered to enforce the Arbiter’s determination in any court having jurisdiction over the party against which such determination is enforced.

9.4  Additional Documents and Instruments . From time to time, as and when requested by any Party hereto and at such Party's expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

10. SELLER REPRESENTATIVE

10.1  Designation of Seller Representative . Wind Point Partners III, L.P. (the "Seller Representative") is hereby designated by each of the Sellers and each of the Preferred Holders to serve as the representative of the Sellers and the Preferred Holders with respect to the matters expressly set forth in this Agreement to be performed by the Seller Representative.

10.2  Authority . Each of the Sellers and each of the Preferred Holders, by the execution of this Agreement, hereby irrevocably appoints the Seller Representative as the agent, proxy and attorney-in-fact for such Holder for all purposes of this Agreement (including the full power and authority on such Holder’s behalf (i) to consummate the transactions contemplated herein; (ii) to pay such Holder's expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date hereof); (iii) to disburse any funds received hereunder to such Holder and each other Holder; (iv) to endorse and deliver any certificates or instruments representing the Stock, to deliver any certificates representing the Preferred Shares, and to execute such further instruments of assignment as Buyer shall reasonably request; (v) to execute and deliver on behalf of such Holder any amendment or waiver hereto; (vi) to take all other actions to be taken by or on behalf of such Holder in connection herewith, including, without limitation, the execution, delivery and performance of the Escrow Agreement; (vii) to withhold funds to pay Holder-related expenses and obligations; (viii) to do each and every act and exercise any and all rights which such Holder or the Sellers and/or Preferred Holders, as applicable, collectively are permitted or required to do or exercise under this Agreement; and (ix) to resolve claims under the Escrow Agreement) and agrees and authorizes the Escrow Agent to withhold from the Escrow Funds otherwise payable to each Seller under the terms of the Escrow Agreement the reasonable costs and expenses (including reasonable professional fees) incurred by, or reasonably anticipated by the Seller’s Representative to be incurred by, the Seller Representative in connection with the representation of the Sellers in any proceeding arising out of this Agreement (including, but not limited to, all matters concerning claims for indemnification under Section 12.2(a) of the Purchase Agreement) or the transactions or agreements related hereto (the “Seller Representative Fees”) and to pay the Seller Representative Fees to the Seller Representative, provided, however, that, notwithstanding the foregoing, the Seller Representative shall not have the authority to increase the liability or obligations of the Holders or to reduce the Purchase Price without the prior written consent of the Sellers. Each of the Sellers and Preferred Holders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Seller Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller or Preferred Holder. All decisions and actions by the Seller Representative (to the extent authorized by this Agreement) shall be binding upon all of the Sellers and Preferred Holders, and no Seller or Preferred Holder shall have the right to object, dissent, protest or otherwise contest the same.

10.3  Indemnification; Disbursement of Seller Tax Refund . Each Seller and Preferred Holder hereby severally, for itself only and not jointly, agrees to indemnify and hold harmless the Seller Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Seller Representative in connection with any action, suit or proceeding to which the Seller Representative is made a party by reason of the fact it is or was acting as the Seller Representative pursuant to the terms of this Agreement. The Seller Representative hereby agrees to promptly disburse to each Tax Paying Seller such Seller’s pro rata portion (based on the percentage of Company Taxes paid by such Seller) of the Seller Tax Refund received by the Seller Representative pursuant to Section 9.3(a) hereof. Promptly upon resolution of the underlying claims relating thereto, the Seller Representative hereby agrees to disburse to each of the Sellers such Seller’s Pro Rata Portion of the Seller Representative Fees withheld from the Escrow Funds.

10.4  No Liability . Neither the Seller Representative nor any agent employed by it shall incur any liability to any Seller or Preferred Holder by virtue of the failure or refusal of the Seller Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or bad faith.

11. TERMINATION

11.1  Termination . This Agreement may be terminated at any time prior to the Closing:

(a)  by the mutual written consent of Buyer and the Seller Representative (on behalf of the Sellers and the Preferred Holders);

(b)  by Buyer, if there has been a violation or breach by the Company, the Sellers or the Preferred Holders of any covenant, representation or warranty contained in this Agreement which has a Material Adverse Effect and has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and such violation or breach has not been waived by Buyer or, in the case of a covenant breach, cured by the Company, the Sellers or the Preferred Holders (as the case may be) within fifteen (15) days after written notice thereof from Buyer;

(c)  by the Seller Representative (on behalf of the Sellers and the Preferred Holders), if there has been a material violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Company and the Sellers and Preferred Holders at the Closing and such violation or breach has not been waived by the Seller Representative or, with respect to a covenant breach, cured by Buyer within fifteen (15) days after written notice thereof by the Seller Representative (provided that the failure of Buyer to deliver the consideration to be paid by Buyer pursuant to Section 2.3 as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Seller Representative); or

(d)  by either Buyer or the Seller Representative if the transactions contemplated hereby have not been consummated by January 15, 2004; provided that neither Buyer nor the Seller Representative shall be entitled to terminate this Agreement pursuant to this Section 11.1(d) if such Person’s (or the Company’s or any Seller’s, or Preferred Holder’s, in the case of the Seller Representative) knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

11.2  Effect of Termination . In the event of termination of this Agreement by either Buyer or the Seller Representative as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 11.2 and Sections 13.2 , 13.7 , 13.8 , 13.11 , and 13.15 and the Confidentiality Agreement, which shall each survive the termination of this Agreement), and there shall be no liability on the part of any of Buyer, the Company or the Sellers or Preferred Holders to one another, except for knowing or willful breaches of this Agreement prior to the time of such termination.

12. SURVIVAL OF WARRANTIES AND INDEMNIFICATION

12.1  Survival . Other than representations and warranties contained in Section 4.16 which shall survive until the three year anniversary of the Closing Date, Section 4.7 which shall survive thirty (30) days following the expiration of the applicable statute of limitations and Sections 4.1(a) , 4.1(b) , 4.2 , 4.3 , 5.1 , 5.2 , 5.4 , 6.1(a) and 6.1(b) which shall survive until the five year anniversary of the Closing Date, all of the representations and warranties of the Company and each Holder on the one hand and of the Buyer on the other hand shall survive the Closing until the fourteen (14) month anniversary of the Closing Date (the “Survival Period”).

12.2  Indemnification .

(a)  Indemnification by Sellers . The Sellers, severally, but not jointly, shall (solely to the extent provided in Section 12.3 ) indemnify, defend and hold harmless the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer, sustain or become subject to, prior, through and after the date of the claim for indemnification, including any Adverse Consequences the Buyer may suffer after the end of the Survival Period with respect to claims made within such period to the extent required by Section 12.3(d) (“Buyer Indemnifiable Losses”), resulting from (i) any breach of the representations and warranties of the Company made in Article 4 or breach of any certificate delivered by the Company hereunder; (ii) any nonfulfillment or breach of any covenant or agreement on the part of the Company in this Agreement; (iii) any claim for broker or finder fees of Persons claiming to have represented the Holders or the Company; (iv) the litigation matter set forth on Item A to Schedule 4.11 (the “Wrongful Death Suit”); and (v) the Termination Amounts.

(b)  Individual Indemnification by each Holder . Each Holder shall (solely to the extent provided in Section 12.3 ) indemnify, defend and hold harmless the Buyer from and against the entirety of any Buyer Indemnifiable Losses resulting from (i) any breach of the representations and warranties of such Holder made in Article 5 or breach of any certificate delivered by or on behalf of the Holders hereunder arising out of a breach by such Holder of the representations and warranties of such Holder made in Article 5 ; and (ii) any nonfulfillment or breach of any covenant or agreement on the part of such Holder in this Agreement. No Holder shall be liable for any indemnification obligation of any other Holders under this Section 12.2(b) or fraud of any other Holder.

(c)  Indemnification by the Buyer . The Buyer shall indemnify, defend and hold harmless the Company and each Holder (the Company, the Buyer and each Holder, as the context requires, are each sometimes referred to herein as an “Indemnified Party” or an “Indemnifying Party”), from and against the entirety of any Adverse Consequences such Person may suffer, sustain or become subject to, through and after the date of the claim for indemnification (“Seller Indemnifiable Losses”; Buyer Indemnifiable Losses and Seller Indemnifiable Losses, as the context requires, are each sometimes referred to herein as “Indemnifiable Losses”), resulting from (i) any breach or inaccuracy of the representations and warranties made by it in Article 6 ; (ii) any nonfulfillment or breach of any covenant or agreement on the part of the Buyer in this Agreement and (iii) any Buyer Termination Amounts.

(d)  Individual Indemnification by Beré, Van Benthuysen and Wind Point . Each of Beré, Van Benthuysen and Wind Point (as defined in Section 13.14 ) shall (solely to the extent provided in Section 12.3 ) indemnify, defend and hold harmless the Buyer from and against the entirety of any Buyer Indemnifiable Losses resulting from any nonfulfillment or breach of any covenant or agreement on the part of himself/itself set forth in Section 13.14 hereof, but none of Beré, Van Benthuysen, and Wind Point shall have any liability with respect to any breach of Section 13.14 by any other.

12.3  Limits on Indemnification .

(a)  Except for the liability of the Sellers to indemnify the Buyer for Indemnifiable Losses arising under Section 12.2(a)(iv) hereof or any Buyer Indemnifiable Losses arising out of a nonfulfillment or breach of the agreements set forth in Section 9.3(a) hereof (collectively, the “Special Indemnifiable Losses”), the aggregate liability of the Sellers to indemnify the Buyer from and against any Indemnifiable Losses arising under Section 12.2(a) hereof shall be first satisfied from the Escrow Funds (or, in the case of Indemnifiable Losses arising under Section 12.2(a)(v) , solely from the Escrow Funds) and shall not exceed thirty million ($30,000,000) (the "Cap"), which such Cap shall include all amounts satisfied out of the Escrow Funds. With respect to Indemnifiable Losses arising under Section 12.2(b) (a “Shareholder Claim”), the breaching Holder's pro rata portion of such Indemnifiable Losses shall be satisfied by such breaching Holder individually and not from the Escrow Funds, subject to the limitations contained herein (including, without limitation, those contained in the sentence immediately following). Notwithstanding anything to the contrary herein, (i) the aggregate liability of each Seller to indemnify the Buyer from and against any Indemnifiable Losses under Section 12.2(a) hereof (other than Special Indemnifiable Losses) shall be limited to such Seller’s Pro Rata Portion of the Cap, (ii) the aggregate liability of each Seller to indemnify the Buyer from and against any Indemnifiable Losses (whether relating to Special Indemnifiable Losses or otherwise) shall be limited to such Seller’s Pro Rata Portion of such Indemnifiable Losses, (iii) the aggregate liability of each Holder to indemnify the Buyer from and against any Indemnifiable Losses arising hereunder shall be limited to the total amount of the Purchase Price paid to such Holder, (iv) the aggregate liability of Buyer to indemnify the Company and each Holder from Indemnifiable Losses hereunder shall be limited to the total amount of the Purchase Price, and (v) the aggregate liability of the Sellers under Section 12.2(a)(v) shall be limited to three hundred thousand dollars ($300,000.00)

(b)  Except for the liability of the Sellers to indemnify the Buyer for Indemnifiable Losses arising under Section 12.2(a)(iii) , Section 12.2(a)(iv) or Section 12.2(a)(v) hereof or any Buyer Indemnifiable Losses arising out of a nonfulfillment or breach of the agreements set forth in Section 9.3(a) hereof, the Sellers will not have any obligation to indemnify the Buyer with respect to any Indemnifiable Losses arising under Section 12.2(a) until the Buyer shall first have suffered such aggregate Indemnifiable Losses in excess of two million dollars ($2,000,000) (the “Basket”) (at which point the Sellers will be obligated to indemnify the Buyer only for such Indemnifiable Losses in excess of the Basket); provided, however, that the Sellers will not have any obligation to indemnify Buyer with respect to individual Indemnifiable Losses of less than fifteen thousand dollars ($15,000) each, and such Indemnifiable Losses shall not be counted toward the Basket or the Cap; provided, further that, for purposes of determining whether an Indemnifiable Loss exceeds fifteen thousand dollars ($15,000), all Indemnifiable Losses under Section 12.2(a) arising out of or related to the same event or circumstance or a series of related events or circumstances shall be treated as one Indemnifiable Loss.

(c)  Notwithstanding anything to the contrary herein, the Sellers shall not have any liability to indemnify the Buyer for Indemnifiable Losses arising under Section 12.2(a)(iv) hereof until the Buyer shall first have suffered such Indemnifiable Losses in excess of One Hundred and Twenty-Five Thousand Dollars ($125,000.00) (the “Wrongful Death Threshold”) at which time, the Sellers shall be liable for all such Indemnifiable Losses in excess of the Wrongful Death Threshold (the “Wrongful Death Liability Excess”). The first One Million, Five Hundred Thousand Dollars ($1,500,000) of the Wrongful Death Liability Excess shall be satisfied from the Escrow Funds and shall be applied towards the Cap.

(d)  The Holders shall have no obligation to indemnify the Buyer from and against any Indemnifiable Losses arising out of the breach of any of the representations or warranties made herein unless the Buyer makes a written claim for the breach which gives rise to such Indemnifiable Losses within the Survival Period.

(e)  The Holders shall have no obligation to indemnify the Buyer from and against any Indemnifiable Losses arising out of any breach of any representation or warranty of which the Buyer had knowledge at or prior to the Closing.

(f)  An Indemnified Party shall, at the Indemnifying Party’s request, cooperate in the defense of any matter subject to indemnification hereunder. Each Indemnified Party shall seek to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Indemnifiable Losses to the same extent that the Indemnified Party would if such Indemnifiable Loss were not subject to indemnification hereunder.

(g)  The amount of any Indemnifiable Losses payable under Section 12.2 by the Indemnifying Party shall be net of (i) amounts recovered or recoverable under applicable insurance policies, from any other third party with indemnification obligations or from any other Person responsible therefor and (ii) the Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Indemnifiable Losses. If an Indemnified Party receives any amounts under applicable insurance policies, from any other third party with indemnification obligations or from any other Person alleged to be responsible for any Indemnifiable Losses, subsequent to an indemnification payment by any Indemnifying Party and provided the Indemnified Party has collected all sums due from the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party.

(h)  The Sellers and, to the extent applicable, the Preferred Holders, shall not be liable under Section 12.2(a) or Section 12.2(b) to the extent (i) Buyer Indemnifiable Losses relating to any matter that (A) with respect to Buyer Indemnifiable Losses arising from a warranty breach, is included in the Closing Date Net Assets or Latest Balance Sheet to the extent set forth as a specific liability or reserve or (B) the Buyer had otherwise been adequately compensated for pursuant to the Purchase Price adjustment under Section 2.3 or (ii) consequential, incidental, indirect, special or punitive damages.

(i)  Each Indemnified Party shall take and shall cause their respective Affiliates to take all reasonable steps to mitigate and otherwise minimize the Indemnifiable Losses to the maximum content reasonably possible upon and after becoming aware of any event which would reasonably expected to give rise to any Indemnifiable Losses. Without limiting the foregoing, the Buyer agrees to cause the Company to pursue in good faith recovery for the Wrongful Death Claim under all applicable insurance policies.

(j)  If an Indemnified Party receives any payment from an Indemnifying Party in respect of any Indemnifiable Losses and the Indemnified Party could have recovered all or part of such Indemnifiable Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

(k)  Except as specifically set forth in this Agreement, the Buyer waives any rights and claims it may have against the Holders, whether in law or in equity, relating to, the Company, the Stock, the Preferred Stock, or the transactions contemplated hereby. The rights and claims waived by the Buyer include, without limitation, claims for contribution or other rights of recovery arising out of or relating to any environmental, health or safety statute, law, regulation or rule, claims for breach of contract, breach or representation or warranty, negligent representation and all other claims for such breach of duty. Excluding the right to seek specific performance or other equitable relief, after the Closing, this Article 12 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement other than as provided in Sections 2.3(d)(ii) . Notwithstanding the foregoing, the Buyer does not waive any claim or right of recovery against the Sellers and Preferred Holders, and the Sellers and the Preferred Holders do not waive any claim or right of recovery against the Buyer, that are in addition to the remedies provided in this Agreement to the extent a claim or right of recovery is based on the fraud of the Sellers or Preferred Holders in the first case or based on the fraud of the Buyer in the second case.

12.4  Matters Involving Third Parties .

(a)  If any third party shall notify an Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the Indemnifying Party under this Article 12 , then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced thereby.

(b)  Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party’s choice, reasonably satisfactory to the Indemnified Party, so long as (i) the Indemnifying Party notifies the Indemnified Party, within twenty (20) business days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party that the Indemnifying Party is assuming the defense of such Third Party Claim and will indemnify the Indemnified Party against such Third Party Claim in accordance with the terms and limitations of this Article 12 and (ii) the Indemnifying Party conducts the defense of the Third Party Claim in an active and diligent manner.

(c)  So long as the conditions set forth in Section 12.4(b) are and remain satisfied, then (i) the Indemnifying Party may conduct the defense of the Third-Party Claim in accordance with Section 12.4(b) , (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense and (iii) the Indemnifying Party will not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to the entry of any judgment with respect to the matter, or enter into any settlement which either imposes an injunction or other equitable relief upon the Indemnified Party or does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto.

(d)  The Sellers and the Buyer shall treat any payments that the Buyer and the Sellers receive pursuant to this Article 12 as an adjustment to and refund of the Purchase Price for federal Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the Buyer and the Sellers causes such payment not to be treated as an adjustment to or refund of the Purchase Price for federal Tax purposes.

12.5  Failure to Give Notice. The failure of an Indemnified Party to timely give notice of indemnification required under this Article 12 shall not release the Indemnifying Party from its indemnification obligations, except (i) to the extent that such failure adversely affects the ability of the Indemnifying Party to defend such claim (including Third Party Claims) asserted by the Indemnified Party, (ii) such notice is given after the expiration of the applicable survival period contained herein or (iii) the Indemnifying Party is otherwise prejudiced by such failure.

13. MISCELLANEOUS

13.1  No Third Party Beneficiaries . This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

13.2  No Public Disclosure . No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing, any other announcement or communication to the employees, customers or suppliers of the Company and its Subsidiaries, shall be issued or made by any Party hereto without the joint prior approval of Buyer and the Seller Representative, unless required by law (in the reasonable opinion of counsel) in which case Buyer and the Seller Representative shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication.

13.3  Entire Agreement . Other than the Confidentiality Agreement, which is hereby incorporated herein and made a part hereof, this Agreement constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

13.4  Succession and Assignment . This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign this Agreement or any of such Party’s rights, interests, or obligations hereunder without the prior written approval of the other Parties. Notwithstanding the foregoing or anything to the contrary herein, each of the parties executing this Agreement acknowledges and agrees that no Holder shall be deemed a party to this Agreement or have any rights or obligations hereunder unless and until such Holder has executed this Agreement or otherwise agreed, in writing, to be bound by this Agreement as if an original signatory hereto.

13.5  Counterparts . This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. It is the express intent of the Parties to be bound by the exchange of signatures on this Agreement via telecopy.

13.6  Notices . All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one day after receipt is electronically confirmed, if sent by fax (provided that a hard copy shall be promptly sent by first class mail), or (iii) one (1) business day following deposit with a recognized national overnight courier service for next day delivery, charges prepaid, and, in each case, addressed to the intended recipient as set forth below:

If to the Company :                                                   With a copy to :
999 Oakmont Plaza Dr.       Sachnoff & Weaver, Ltd.
Suite 610                            30 S. Wacker – Suite 2900
Westmont, IL 60559                                               Chicago, IL 60606
Attn: President                                                         Attn: Seth M. Hemming
Fax: (630) 455-5202                                               Fax: (312) 207-6400

If to the Sellers, the Preferred Holders    With a copy to:
or the Seller Representative :                                     Sachnoff & Weaver, Ltd.
Wind Point Partners III, L.P.                                    30 S. Wacker – Suite 2900
One Towne Square                                                  Chicago, IL 60606
Suite 780                                                                 Attn: Seth M. Hemming
Southfield, Michigan 48076                                      Fax: (312) 207-6400
Attn: Robert L. Cummings
Fax: (248) 945-7220

If to Buyer :       With copies to :
Ralcorp Holdings, Inc.         General Counsel
800 Market Street                                                    Ralcorp Holdings, Inc.
Suite 2900                                                                800 Market Street
St. Louis, MO 63101          Suite 2900
Attn: Chief Executive Officer                                     St. Louis, MO 63101
Fax: (314) 877-7748                                                Fax: (314) 877-7748

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is delivered to the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

13.7  Governing Law . This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

13.8  Waiver of Trial by Jury . TO THE EXTENT PERMITTED BY LAW, THE SELLERS, THE COMPANY AND THE BUYER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION HEREWITH. THE SELLERS, THE PREFERRED HOLDERS AND THE COMPANY HEREBY EXPRESSLY ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR BUYER TO ENTER INTO THIS AGREEMENT.

13.9  Amendments and Waivers . No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, the Company and the Seller Representative (on behalf of the Sellers and the Preferred Holders). No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence of such kind.

13.10  Severability . Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

13.11  Expenses . Except as otherwise explicitly provided in this Agreement, each of Buyer, and the Sellers and Preferred Holders (both on their own behalf and on behalf of the Company) will bear his, her or its own direct and indirect costs and expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives or consultants) incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated, and the Company will not pay or accrue for any legal or other third party expenses in connection with this Agreement.

13.12  Construction . The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any United States, state, local, or other foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used herein has a comparable meaning whether used in a masculine, feminine or gender-neutral form. The term “include” and its derivatives shall have the same construction as the phrase “include, without limitation,” and its derivatives. The section headings contained in this Agreement are inserted for convenience or reference only and shall not affect in any way the meaning or interpretation of this Agreement. Reference in this Agreement to any legal term for any law, action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept or thing shall in respect of any jurisdiction other than the United States be deemed to include that legal concept or thing in that other jurisdiction which most nearly approximates that United States legal term (in addition to any other analogous legal concept or term specified). The Schedules and Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

13.13  Schedules and Exhibits

(a)  Matters reflected in the Schedules and Exhibits to this Agreement are not necessarily limited to matters required by this Agreement to be reflected in such Schedules or Exhibits. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

13.14  Covenant Not to Compete . Each of Wind Point Partners III, L.P., any other fund controlled by or under common control with Wind Point Partners III, L.P., any portfolio company controlled thereby or under common control therewith, and the Managing Members of Wind Point Investors, L.L.C. (collectively, “Wind Point”), Walter G. Van Benthuysen (“Van Benthuysen”) and David L. Beré (“Beré”) understands that the Buyer would not have entered into this Agreement absent the provisions of this Section 13.14 .

(a)  For a period of two years from the Closing, Van Benthuysen shall not and Wind Point shall not, directly or indirectly:

(i)  engage in activities or businesses, or establish any new businesses, within the United States that include as part of such activities or businesses (A) the manufacturing and marketing for sale off the manufacturing premises of pre-baked frozen pancakes, french toast, waffles, McGriddle Cakes and McGriddle-type cakes ("Griddle Products") or pre-baked frozen biscuits (collectively, the “Competing Products”) other than the manufacturing of such products exclusively for sale in the manufacturer’s affiliated dining establishments or (B) in any way assisting any person in any way to do, or attempt to do, anything prohibited by clause (A) above (“Competitive Activities”), provided, that (1) the ownership of less than 3% of the outstanding stock of any publicly traded corporation shall not be deemed by reason thereof to be a Competitive Activity and (2) Wind Point, its Affiliates and Van Benthuysen shall not be deemed to be engaging in Competitive Activities hereunder if it, or any of its Affiliates, acquires an interest in an entity in which the annual revenue directly generated by the sale, manufacture or distribution of one or more Competing Products constitutes less than the greater of (X) $5,000,000 or (Y) fifteen percent (15%) of the annual revenues of such entity.

(ii)  disclose or furnish to anyone any material Confidential Information relating to the Company or otherwise using such Confidential Information for its own benefit or the benefit of any other person.

(iii)  perform any of the following actions, activities or courses of conduct: (A) the soliciting, recruiting or hiring of any Change of Control Contract Person; or (B) soliciting or encouraging any Change of Control Contract Person to leave the employment of the Company; provided, however, that in no event shall the foregoing or anything else contained herein prohibit Wind Point from hiring Beré to serve, as a non-employee director, on the Board of Directors of one or more of its portfolio companies that is not engaged in Beré Competitive Activities.

(b)  For the term of his employment and a period of three years following the termination of his employment, Beré shall not, directly or indirectly:

(i)  engage in activities or businesses, or establish any new businesses, within the United States that include as part of such activities or businesses (A) the manufacturing and marketing for sale off the manufacturing premises of Griddle Products or pre-baked frozen biscuits, pre-baked or par-baked frozen breads and rolls, and pre-baked frozen muffins (collectively, the “Beré Competing Products”) or (B) in any way assisting any person in any way to do, or attempt to do, anything prohibited by clause (A) above (“Beré Competitive Activities”), provided, that the ownership of less than 3% of the outstanding stock of any publicly traded corporation shall not be deemed by reason thereof to be a Beré Competitive Activity .

(ii)  disclose or furnish to anyone any material Confidential Information relating to the Company or otherwise using such Confidential Information for its own benefit or the benefit of any other person.

(iii)  perform any of the following actions, activities or courses of conduct: (A) the soliciting, recruiting or hiring of any Change of Control Contract Person; or (B) soliciting or encouraging any Change of Control Contract Person to leave the employment of the Company.

13.15  Guaranty .

(a)        Ralcorp Holdings, Inc., a Missouri corporation, irrevocably and unconditionally guarantees the prompt, complete and punctual performance, compliance and payment of all the obligations of the Buyer under this Agreement. Ralcorp further agrees that its obligations under the Agreement shall not be affected by any event, condition or circumstance whatsoever (with or without notice to, or knowledge of, the Buyer or Ralcorp) including without limitation any which constitutes, or might be construed to constitute, a legal or equitable discharge of the Buyer for its obligations under the Agreement or of Ralcorp of its guaranty hereunder. In furtherance of the foregoing and without limiting the generality thereof, Ralcorp agrees that (i) its guaranty hereunder (this "Guaranty") is a guaranty of payment and performance when due and not collectability; (ii) this Guaranty is a primary obligation of Ralcorp and not merely a contract of surety; and (iii) payment or performance by Ralcorp of a portion, but not all, of the obligations under this Agreement shall in no way limit, affect, modify or abridge any liability of Ralcorp for any portion of the obligations which have not been paid or performed.

(b)        Ralcorp waives all diligence, presentment, protest and demand, and also notice of dishonor, demand, protest and nonpayment. No failure by the Holders to assert any right or pursue any remedy with respect to the Buyer or under this Guaranty shall relieve Ralcorp from its obligations hereunder.

(c)        Ralcorp agrees that this Guaranty shall not be diminished or affected, in any way, by any bankruptcy, reorganization, arrangement, liquidation or similar proceeding with respect to the Buyer or by dissolution of the Buyer. This Guaranty shall continue in full force and effect, notwithstanding any merger, consolidation, sale of assets or any other similar transaction by the Buyer or Ralcorp.

(d)        Ralcorp further agrees to pay all reasonable costs and expenses, including without limitation, reasonable attorneys' fees, at any time paid or incurred by or on behalf of the Holders or the Seller Representative in enforcing this Guaranty.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER :
RH Financial Corporation
By:    /s/ S. Monette
Name:    S. Monette________
Title:  President and Treasurer

THE COMPANY :
Value Added Bakery Holding Company
By:   /s/ David L. Beré
Name:   David L. Beré
Title:      CEO

THE SELLERS AND PREFERRED HOLDERS :
WIND POINT PARTNERS III, L.P.

By: Wind Point Investors, L.L.C., its General Partner

By:  /s/ Robert L. Cummings
Name:  Robert L. Cummings
Its:        Member

WIND POINT III EXECUTIVE ADVISOR PARTNERS, L.P.

By: Wind Point Investors, L.L.C., its General Partner

By:   /s/ Robert L. Cummings
Name:   Robert L. Cummings
Its:         Member

  /s/ David L. Beré
David L. Beré

                                                                                      /s/ John C. Bischoff
John C. Bischoff

  /s/ Steve England
Steve England

  /s/ Sheldon Lavin
Sheldon Lavin

  /s/ Walter G. Van Benthuysen
Walter G. Van Benthuysen

Sheldon Lavin and Sylvia Lavin, as joint tenants with rights of survivorship

  /s/ Sheldon Lavin
Sheldon Lavin

  /s/ Sylvia Lavin
Sylvia Lavin

James G. Wojciechowski and Phyllis Wojciechowski, as joint tenants with rights of survivorship

  /s/ James G. Wojciechowski
James G. Wojciechowski

  /s/ Phyllis Wojciechowski
Phyllis Wojciechowski

Tim Nolan and Maureen R. Nolan, as joint tenants with rights of survivorship

  /s/ Tim Nolan
Tim Nolan

  /s/ Maureen R. Nolan
Maureen R. Nolan

Agreement to be bound solely by Section 13.15:
Ralcorp Holdings, Inc.
By:   /s/ S. Monette
Name:   S. Monette
Title:   Vice President and Treasurer